   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 17, 1996


                                                      REGISTRATION NO. 333-15455
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                            PRE-EFFECTIVE AMENDMENT
                                     NO. 2
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                         ------------------------------

                             LEVEL 8 SYSTEMS, INC.
             (Exact name of registrant as specified in its Charter)

                NEW YORK                               7372 AND 8742                               11-2920559
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                  Identification Number)

                         ------------------------------

                                 ONE PENN PLAZA
                                   SUITE 3401
                         NEW YORK, NEW YORK 10119-0002
                                 (212) 244-1234
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)
                         ------------------------------

                              ROBERT R. MACDONALD
                             CHAIRMAN OF THE BOARD
                                 ONE PENN PLAZA
                                   SUITE 3401
                         NEW YORK, NEW YORK 10119-0002
                                 (212) 244-1234
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

                   EDWARD W. KERSON, ESQ.                                        ROBERT S. BROWN, ESQ.
           Proskauer Rose Goetz & Mendelsohn LLP                  Brock Fensterstock Silverstein McAuliffe & Wade LLC
                       1585 Broadway                                              One Citicorp Center
               New York, New York 10036-8299                                           56th Floor
                       (212) 969-3000                                        New York, New York 10022-4611
                                                                                     (212) 371-2000

                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------


                        CALCULATION OF REGISTRATION FEE


                                                                                      PROPOSED MAXIMUM       PROPOSED MAXIMUM
              TITLE OF EACH CLASS OF SECURITIES                    AMOUNT TO BE      OFFERING PRICE PER     AGGREGATE OFFERING
                       TO BE REGISTERED                             REGISTERED            SHARE(1)               PRICE(1)
Common Stock, par value $.01 per share........................     1,150,000(2)           $11.38(3)           $13,081,250.00
Additional Shares of Common Stock.............................      115,000(5)            $12.07(6)            $1,388,050.00
Representative's Warrants.....................................       100,000               $0.001                 $100.00
Shares of Common Stock Underlying Representative's Warrants
  (7).........................................................       100,000               $15.36              $1,536,300.00
Additional Representative's Warrants..........................        10,000               $0.001                 $10.00
Shares of Common Stock Underlying Additional Representative's
  Warrants....................................................        10,000               $14.85               $148,500.00
Total Registration Fee........................................          -                     -                      -


              TITLE OF EACH CLASS OF SECURITIES                       AMOUNT OF
                       TO BE REGISTERED                          REGISTRATION FEE(1)
Common Stock, par value $.01 per share........................      $3,964.02(4)
Additional Shares of Common Stock.............................         $420.62
Representative's Warrants.....................................        $0.03(4)
Shares of Common Stock Underlying Representative's Warrants
  (7).........................................................       $465.35(4)
Additional Representative's Warrants..........................          $0.01
Shares of Common Stock Underlying Additional Representative's
  Warrants....................................................         $45.00
Total Registration Fee........................................      $4,895.03(8)



(1) The price stated is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.


(2) Includes 150,000 shares that the Representative has the option to purchase to cover over-allotments, if any.


(3) Based on the average high and low prices reported for the Common Stock on the Nasdaq National Market on October 30, 1996.


(4) Filing fee previously paid.


(5) Includes 15,000 shares that the Representative has the option to purchase to cover over-allotment, if any.


(6) Based on the average high and low prices reported for the Common Stock on the Nasdaq National Market on December 13, 1996.


(7) Pursuant to Rule 416, this Registration Statement also registers such indeterminate number of shares as may become issuable pursuant to the antidilution provisions of the Representative's Warrants.


(8) Of such filing fee, $4,429.40 was previously paid. Accordingly, a filing fee of $465.63 is included herewith.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS



                                1,100,000 SHARES


                                     [LOGO]
                                  COMMON STOCK
                               ------------------


    Of the 1,100,000 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), offered hereby, 660,000 Shares are being issued and sold by Level 8 Systems, Inc. (the "Company") and 440,000 Shares are being sold by certain Selling Shareholders (as hereinafter defined) of the Company. The Company will not receive any of the proceeds from the sale of Shares by the Selling Shareholders. The Common Stock is quoted on the Nasdaq National Market under the symbol "LVEL." On December 16, 1996, the last reported sale price of the Common Stock was $11.25 per share. After completion of this offering, Liraz Systems Ltd. and its wholly-owned subsidiaries will continue to own approximately 54% (53% if the Representative's over-allotment option is exercised in full) of the outstanding Common Stock.


    SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS.
                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                           --------------------------


                                                           UNDERWRITING                           PROCEEDS TO
                                          PRICE TO         DISCOUNTS AND       PROCEEDS TO          SELLING
                                           PUBLIC         COMMISSIONS(1)       COMPANY(2)        SHAREHOLDERS
Per Share...........................       $11.00              $.77              $10.23             $10.23
Total(3)............................     $12,100,000         $847,000          $6,751,800         $4,501,200



(1) Does not include additional consideration to Hampshire Securities Corporation, as the representative (the "Representative") of the several underwriters (the "Underwriters"), in the form of (a) a 3% non-accountable expense allowance and (b) warrants entitling the Representative to purchase up to 110,000 shares of Common Stock. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."



(2) Before deducting estimated expenses of this offering payable by the Company of $787,800, including the Representative's non-accountable expense allowance.



(3) The Company, on the one hand, and certain individual shareholders of the Company and a corporate selling shareholder (collectively, the "Selling Shareholders"), on the other, have granted the Representative an option, exercisable within 45 days after the date of this Prospectus, to purchase on a pro rata basis up to an additional 45,000 and 120,000 shares of Common Stock, respectively, on the same terms as set forth above, solely to cover over-allotments, if any. If the Representative exercises such option in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Selling Shareholders will be $13,915,000, $974,050, $7,212,150 and $5,728,800, respectively. See
    "Principal and Selling Shareholders" and "Underwriting."


                         ------------------------------


    The Shares are being offered by the several Underwriters, subject to prior sale, when, as and if delivered to, and accepted by, them and subject to their right to reject orders in whole or in part and certain other conditions. It is expected that delivery of certificates will be made against payment therefor at the offices of Hampshire Securities Corporation on or about December 20, 1996.


                           --------------------------

                        HAMPSHIRE SECURITIES CORPORATION
                                ---------------


                THE DATE OF THIS PROSPECTUS IS DECEMBER 17, 1996

 [flow diagram of three-tier software architecture which is color coded to show
                         Level 8 products and services]

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE EXCHANGE ACT. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THIS PROSPECTUS DOES NOT GIVE EFFECT TO THE EXERCISE OF (A) THE UNDERWRITER'S OVER-ALLOTMENT OPTION, (B) THE REPRESENTATIVE'S WARRANTS, (C) UP TO 900,000 SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UPON THE EXERCISE OF OPTIONS THAT MAY BE GRANTED UNDER THE COMPANY'S 1995 STOCK INCENTIVE PLAN (THE "PLAN"), UNDER WHICH OPTIONS TO ACQUIRE 792,822 SHARES HAVE BEEN GRANTED AND ARE CURRENTLY OUTSTANDING AND (D) 146,188 SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF OTHER WARRANTS CURRENTLY OUTSTANDING. AS USED IN THIS PROSPECTUS AND UNLESS THE CONTEXT OTHERWISE REQUIRES, THE "COMPANY" REFERS TO THE COMPANY AND ITS SUBSIDIARIES AND THEIR RESPECTIVE PREDECESSORS. CERTAIN CAPITALIZED TERMS ARE DEFINED IN THE GLOSSARY ON PAGE 45.


                                  THE COMPANY

    Level 8 Systems, Inc. (the "Company") believes that it has established itself as a technology leader in the rapidly growing middleware marketplace. The Company's middleware products and services, some of which have been developed pursuant to contracts with International Business Machines Corporation ("IBM") and Microsoft Corporation ("Microsoft"), utilize messaging and object technology to solve enterprise-wide integration problems associated with linking legacy environments, the desktop and the internet. The Company recently entered into agreements with Candle Corporation ("Candle"), pursuant to which Candle purchased 246,800 shares of Common Stock for $11 per share and acquired certain rights to technology developed by the Company and will acquire certain non-exclusive distribution rights to the Company's products, including Falcon External Gateways (which is referred to below). In addition, the Company, through its wholly-owned subsidiary, ProfitKey International, Inc. ("ProfitKey"), offers MRP II and shop-floor scheduling packages and related services.


    The Company has experienced substantial growth on a quarter-to-quarter basis in its middleware products and services operations since last year, as the Company's focus and operating strategy have evolved from that of an industry specific ("vertical") software developer to a provider of middleware products and services. Industry sources have estimated that the messaging middleware market exceeded $100 million in 1995 and that such market is expected to grow to approximately $1.7 billion by the year 2000.


    The Company, through its wholly-owned subsidiary, Level 8 Technologies, Inc. ("Level 8"), has been designated as an IBM Premier Partner for IBM MQSeries. Pursuant to contracts with IBM, Level 8 has ported version 2 of MQSeries to the DEC VMS platform and will be entitled to royalties, if any, from sales of the ported product and has ported IBM's distributed object product, DSOM. In addition, the Company provides installation, education, integration and help-desk services in support of IBM and Level 8 sales of IBM MQSeries licenses. Samuel Somech, a co-founder of Level 8, was the original designer of the transactional messaging product that became version 1 of MQSeries.

    Microsoft has selected the Company to develop messaging gateways (currently called "Falcon External Gateways") to facilitate communications between computers running Microsoft's messaging product (currently called "Falcon") and various non-Microsoft environments. Microsoft developed Falcon as a transactional messaging system for use within Microsoft Windows NT and Windows
95. Level 8's Falcon External Gateways are being developed and are owned by Level 8 and facilitate communications of Falcon with IBM MQSeries, mainframes and UNIX-based systems. Microsoft's Falcon and Level 8's Falcon External Gateways are currently being Beta tested and are expected to be available for shipment in mid-1997. Microsoft has indicated an intent to promote Level 8's Falcon External Gateways.

    The Company is developing DOT/XM, a product that uses third-party transactional messaging and distributed object products in a Level 8 designed tool that facilitates integration of larger, centralized computer systems (so called "legacy systems") into modern open system architectures by representing the legacy system as a collection of objects. Consulting services associated with DOT/XM technology have generated approximately $700,000 of revenue during the nine months ended September 30, 1996. The first large commercial installation of DOT/XM is currently taking place at ABN/AMRO Bank.

    The Company's expansion plan is to grow primarily on the basis of Level 8 middleware products, such as messaging gateways, DOT/XM and other software tools that permit access to legacy information from any computing environment. Other products under development by the Company, and with respect to which the Company currently is offering consulting services, are (a) a publish/subscribe product which sends designated data ("publish") to interested users ("subscribers") using transactional messaging as the delivery mechanism, and (b) an internet-application integration product which uses portions of the DOT/ XM framework to integrate commercial transactions on the internet with the legacy systems of the selling corporation.

    Through ProfitKey, the Company offers MRP II and shop-floor scheduling software packages, as well as related installation, training and support services. Historically, ProfitKey has directed its software packages to job shops and custom manufacturers, which use ProfitKey's software package to facilitate "just-in-time" deliveries and efficient scheduling of expensive shop-floor equipment.

    The Company began operations in 1988 as a wholly-owned subsidiary of Liraz Systems Ltd. (together with its wholly-owned subsidiaries, "Liraz"), an Israeli public company that is a systems integrator. Since 1988, the Company, through its ASU consulting division ("ASU"), has provided systems integration consulting services primarily to manufacturing businesses in the State of California. In October 1994, the Company acquired ProfitKey and Bizware Computer Systems (Canada) Inc. ("Bizware") and, in April 1995, the Company acquired Level 8. The Company had its initial public offering in July 1995, selling 1,430,000 shares of Common Stock at an initial public offering price of $5.50 per share. In July 1996, the Company decided to focus on the middleware activities of Level 8, and, in that connection, on September 9, 1996, sold substantially all the assets of Bizware for $230,000 and subsequently changed the Company's name from Across Data Systems, Inc. to Level 8 Systems, Inc.

    The Company was incorporated in the State of New York in 1988. Its executive offices are located at One Penn Plaza, Suite 3401, New York, New York 10119-0002, and its telephone number at that address is (212) 244-1234.

                                  THE OFFERING


Common Stock Outstanding Prior to
  this Offering...................  6,248,575 shares
Common Stock offered hereby:
  Offered by the Company..........  660,000 shares
  Offered by the Selling
    Shareholders..................  440,000 shares
      Total.......................  1,100,000 shares
Common Stock Outstanding After
  this Offering...................  6,908,575 shares
Use of Proceeds...................  For general corporate and working capital purposes, which may include increased software development and
                                      marketing activities and the acquisition of software
                                      companies and software licenses for the middleware
                                      market. See "Use of Proceeds."
Risk Factors......................  A purchase of the Shares offered hereby involves a high degree of risk and immediate and substantial dilution.
                                      Prospective investors should review carefully and
                                      consider the information set forth under "Risk
                                      Factors."
Nasdaq National Market Trading
  Symbol..........................  LVEL

                         SUMMARY FINANCIAL INFORMATION

    The following selected unaudited pro forma consolidated operations and balance sheet data represent a consolidation, adjusted as described in "Pro Forma Selected Consolidated Statements of Operations," of the historical statements of operations and balance sheets of the Company. The Company's historical financial statements reflect the activities of Level 8 for the periods beginning April 1, 1995, the date of its acquisition by the Company, the activities of ProfitKey for the periods beginning October 3, 1994, the date of its acquisition by the Company, and the activities of Bizware for the periods from October 28, 1994 through September 9, 1996, the respective dates of its acquisition and disposition by the Company. The pro forma financial data do not purport to be indicative of the results that would have been achieved if the acquisition of Level 8 had been consummated on January 1, 1995 and the sale of Bizware had been consummated as of December 31, 1994, or of the results that may be achieved in the future. The following selected unaudited supplemental data of Level 8 (the Company's wholly-owned subsidiary) represents unaudited historical data for the three months ended September 30, 1995 and 1996. These data should be read in conjunction with "Pro Forma Selected Consolidated Statements of Operations," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the Notes thereto of the Company appearing elsewhere in this Prospectus.

UNAUDITED PRO FORMA CONSOLIDATED OPERATIONS DATA:


                                                                                             NINE MONTHS ENDED
                                                                                               SEPTEMBER 30,
                                                                            YEAR ENDED      --------------------
                                                                         DECEMBER 31, 1995    1995       1996
                                                                         -----------------  ---------  ---------
Revenue................................................................     $10,674,112     $8,393,562 $9,434,786
Cost of revenue........................................................       5,651,389     4,391,249  5,399,356
                                                                         -----------------  ---------  ---------
Gross margin...........................................................       5,022,723     4,002,313  4,035,430
Operating expense......................................................       4,543,537     3,232,893  4,800,391
                                                                         -----------------  ---------  ---------
Operating income (loss)................................................         479,186       769,420   (764,961)
Other income (expense).................................................          62,856         3,604     96,164
                                                                         -----------------  ---------  ---------
Income (Loss) before income taxes......................................         542,042       773,024   (668,797)
Income taxes...........................................................         334,700       448,600    160,700
                                                                         -----------------  ---------  ---------
Net income (loss)......................................................     $   207,342     $ 324,424  $(829,497)
                                                                         -----------------  ---------  ---------
                                                                         -----------------  ---------  ---------
Net income (loss) per common share(1)..................................     $       .04     $     .07  $    (.14)
                                                                         -----------------  ---------  ---------
                                                                         -----------------  ---------  ---------
Weighted average common and common equivalent shares(1)................       4,897,113     4,555,368  5,985,265
                                                                         -----------------  ---------  ---------
                                                                         -----------------  ---------  ---------


------------------------------

(1) See Note 1 to the Consolidated Financial Statements of the Company.

UNAUDITED SUPPLEMENTAL DATA OF THE LEVEL 8 TECHNOLOGIES, INC. SUBSIDIARY:

                                                                                              THREE MONTHS ENDED
                                                                                                SEPTEMBER 30,
                                                                                             --------------------
                                                                                               1995       1996
                                                                                             ---------  ---------
Revenue....................................................................................  $ 335,755  $2,389,373
Operating income (loss) before amortization of goodwill....................................   (147,779)    61,430
Operating (loss)...........................................................................   (253,977)   (44,063)

UNAUDITED CONSOLIDATED BALANCE SHEET DATA:


                                                                                           SEPTEMBER 30, 1996
                                                                                       --------------------------
                                                                                                    AS ADJUSTED
                                                                                         ACTUAL         (1)
                                                                                       ----------  --------------
Working capital (deficiency).........................................................  $4,616,165   $ 10,580,165
Total assets.........................................................................  16,020,923     21,984,923
Long-term liabilities................................................................     394,994        394,994
Shareholders' equity (deficit).......................................................  11,676,321     17,640,321


------------------------------


(1) Adjusted to reflect the issuance of 660,000 Shares in this offering at a public offering price of $11.00 per Share, less Underwriter's discounts and commissions of $508,200 and estimated offering fees and expenses of $787,800.

                                  RISK FACTORS

    AN INVESTMENT IN THE SHARES INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS, PRIOR TO MAKING AN INVESTMENT DECISION, SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, TOGETHER WITH THE OTHER MATTERS REFERRED TO HEREIN, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO. THIS SECTION CONTAINS FORWARD-LOOKING STATEMENTS. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS."

    LOSSES FROM RECENT OPERATIONS. The Company has incurred net losses for each of the three months ended September 30, 1995, December 31, 1995, March 31, 1996, June 30, 1996 and September 30, 1996 of $42,064, $89,413, $266,971, $557,985 and
$187,626 (which does not include the $1,484,061 loss attributable to the sale of Bizware in the three months ended September 30, 1996), respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." In addition, the Company's future plans are subject to known and unknown risks and uncertainties that may cause the Company's actual results in future periods to be materially different from any future performance implied herein. There can be no assurance that the Company's operations will be profitable.

    RISKS ASSOCIATED WITH GROWTH. The Company intends to expand primarily by increasing sales personnel and marketing activities and by increasing software development activities. The Company expects that the expenses related to the planned expansion generally will precede the Company's realization of the benefits, if any, of any such expansion. Accordingly, the Company expects that the incurrence of these expenses will adversely affect the Company's earnings and working capital in the periods prior to the Company's realization of the benefits, if any, of such expansion.

    Additionally, the Company's results of operations may be affected by any acquisition consummated by the Company or a reorganization or disposition by the Company of its existing assets. The Company has considered a reorganization or sale or disposition of businesses that are not essential to its operations in the middleware market. In that connection, the Company discussed with certain unaffiliated third parties the sale of ProfitKey. Such talks have been terminated, and the Company presently has no arrangement, commitment or understanding to sell ProfitKey. If the Company were to expand in the future by acquisitions of software companies and licenses, there can be no assurance that it would be successful in locating or acquiring suitable companies and licenses on acceptable terms, or that any acquired companies could be effectively integrated into, and profitably managed by, the Company.

    DEPENDENCE ON DEVELOPING MARKET FOR MIDDLEWARE. The market for middleware in software applications is continuing to develop. The Company's major products are transactional messaging and distributed object middleware. There can be no assurance that the Company's transactional messaging and distributed object middleware will achieve broad market acceptance or that the market for middleware will continue to grow. Even if transactional messaging and distributed object middleware achieve broad market acceptance and the market grows, there can be no assurance that the Company will ever have a significant share of that market. See "--Consequences of Rapid Technological Change" and "Business."

    CONSEQUENCES OF RAPID TECHNOLOGICAL CHANGE. The software industry is characterized by rapid technological change, frequent introductions of new products and systems, changes in customer demands and evolving industry standards. The introduction of products embodying new technology or adapting products to the computing market and the emergence of new industry standards often render existing products obsolete and unmarketable. The Company's success will depend upon its ability to enhance its existing products and to develop, introduce or otherwise acquire on a timely basis new products that keep pace with technological developments and emerging industry standards in order to meet the changing needs of the Company's customers. There can be no assurance that the Company will be successful in developing and marketing product enhancements or new products that respond to technological change or evolving industry standards, that the Company will not experience difficulties that could delay or prevent the successful development, introduction or sale of these products or that the Company's new products and product enhancements (if any) will adequately meet the requirements of the marketplace and achieve market acceptance. In addition, there can be no assurance that technological changes or evolving industry standards will not render the Company's products and technologies obsolete. See "Business."

    COMPETITION. The Company competes in the application software and systems integration services markets, as well as in the developing market for transactional messaging and distributed object middleware. Such markets are highly competitive, and the Company believes competition will intensify in such markets. The Company competes with developers of middleware, such as Digital Equipment Corporation, IBM, Candle and Microsoft; with providers of systems integration services, such as Anderson Consulting, Logica PLC and numerous local and regional providers; and with providers of software packages for particular markets, such as Fourth Shift Corporation and Symix Systems, Inc. The Company's competitors generally have substantially larger operations, have broader product lines with greater name recognition and market acceptance and have significantly greater financial, marketing, personnel and operating resources than the Company. There can be no assurance the Company will successfully compete in any market in which it conducts, or may conduct, its operations. See "Business."

    POSSIBLE NEED FOR ADDITIONAL FINANCING. Based on the Company's operating plan, the Company believes that the net proceeds of this offering, together with anticipated funds from operations, will be sufficient to satisfy its capital requirements and planned software development activities through June 1998, although there can be no assurance that additional capital will not be required before such time. In that connection, the Company is developing four new products for introduction in 1997, which will require additional investments in development and marketing. In addition, as yet unplanned acquisition and development opportunities and other contingencies may arise, which also could require the Company to obtain additional capital. The Company anticipates that it could require additional capital in order to finance its current plans for expansion and its development activities. Sources of funds may include the issuance of common or preferred stock sold in a public offering or in private placements, debt securities or bank financing. There can be no assurance that the Company would be able to obtain capital on a timely basis, on favorable terms, or at all. If the Company is unable to obtain such financing, or generate funds from operations sufficient to meet its needs, the Company may be unable to implement its current plans for expansion and software development. See "Use of Proceeds."

    ALLOCATION OF NET PROCEEDS TO GENERAL CORPORATE AND WORKING CAPITAL PURPOSES. The Company expects to allocate the net proceeds of this offering to general corporate and working capital purposes, which may include increased software development and marketing activities and the acquisition of software companies and software licenses for the middleware market. As a result, investors will not know in advance how the Company will utilize such net proceeds. See "Use of Proceeds."

    ABSENCE OF PATENT PROTECTION. The Company does not have any patents and has not filed any patent applications. The Company relies on a combination of trade secret laws, nondisclosure and other contractual agreements with its employees and consultants and technical measures to protect its rights in its know-how and proprietary products. The foregoing may not afford the Company sufficient protection for its know-how and products, and other parties may develop similar know-how and products, duplicate the Company's know-how and products or be granted patents that would materially and adversely affect the Company's business.

    The Company believes that its products and services do not infringe the rights of third parties; however, while the Company has not received notice of any infringement claims, third parties may assert such claims against the Company, and such claims could require the Company to enter into licensing agreements for the technology in question or royalty arrangements or result in litigation, which could materially and adversely affect the Company's business. There can be no assurance that the Company could acquire any such license on terms acceptable to the Company or at all. Any failure of the Company to acquire such licenses could materially and adversely affect the Company's business and prospects. See "Business."

    DEPENDENCE UPON KEY PERSONNEL. The Company depends upon the continued efforts and abilities of its senior management personnel, including Arie Kilman, the Company's Chief Executive Officer, and Samuel Somech, the President of the Company. Mr. Kilman and Mr. Somech have entered into employment agreements with the Company. These agreements terminate in the second quarter and fourth quarter, respectively, of 1998. The loss or unavailability of the services of either of these individuals for any significant period could have a material adverse effect on the Company's business and prospects. The Company is the sole beneficiary of key-man life insurance in the amount of $1,000,000 on the life of Mr. Somech. There can be no assurance that such insurance will continue to be available on reasonable terms, or at all. See "Business" and "Management--Employment Agreements."

    DEPENDENCE ON MAJOR CUSTOMERS; FLUCTUATIONS OF OPERATING RESULTS. A significant portion of the Company's business is attributable to a limited number of changing customers. For the nine months ended September 30, 1996, the Company's five largest customers accounted for an aggregate of approximately 30% of the Company's revenue. Such customers and the approximate percentage of such revenue accounted for by each such customer are TransQuest, Inc. (a wholly-owned subsidiary of Delta Airlines) (13%), Nelcor Incorporated (5%), Ascend Communications, Inc. (4%), IBM (4%) and American Express Corporation (4%). The loss of any such customer and the failure to attract new customers could have a material adverse effect upon the Company. As a result of the Company's reliance on a limited number of changing customers, the Company's results of operations have fluctuated, and will continue to fluctuate, materially from period to period. Accordingly, the results of operations in any one period may not be indicative of the results of operations for any succeeding period.


    CERTAIN NON-CASH CHARGES TO EARNINGS. The acquisitions of ProfitKey and Level 8 have been accounted for as purchases. Accordingly, in late 1994, the Company recorded, in connection with the ProfitKey acquisition, approximately $2,702,600 for service contracts acquired; and in April 1995, the Company recorded, in connection with the Level 8 acquisition, approximately $2,960,400, representing the excess of cost over net assets acquired. As a consequence of the amortization of these intangible assets, the Company will record amortization expense of approximately $526,400 each year through 2001, and a reduced amount each year for 13 years thereafter. In September 1996, the Company recorded a loss of approximately $1,484,000 in connection with the sale of Bizware. See "Capitalization," "Pro Forma Selected Consolidated Statements of Operations," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto.


    FLUCTUATIONS IN PERSONNEL NEEDS; DEPENDENCE UPON CONSULTANTS. Although the Company has a small number of employees, the Company believes its existing staff is sufficient in number and expertise to meet its existing requirements. However, the Company's required staffing levels are likely to change materially from period to period, depending upon customer requirements. The Company's ability successfully to service significant projects depends, in large part, on the Company's ability to attract and retain highly qualified technical and managerial personnel during specific periods. There can be no assurance that the Company will be able to continue to attract and retain such personnel when needed, on terms acceptable to the Company, or at all; the failure to do so would materially and adversely affect the Company.

    The Company depends upon the continued services of approximately 14 non-employee consultants involved in a variety of tasks, including developing software, training and on-site programming. The computer industry is characterized by a high level of employee mobility and aggressive recruiting of skilled personnel. There can be no assurance that the consultants the Company currently engages will continue to render services to the Company, or that the Company will continue to be able to attract and retain consultants when needed, on reasonable terms, or at all.


    CONTROL BY LIRAZ; POTENTIAL CONFLICTS OF INTEREST. At the completion of this offering, Liraz will own approximately 54% (53% if the Representative's over-allotment option is exercised in full) of the outstanding shares of Common Stock. Therefore, Liraz will have the ability to control the election of directors of the Company and the outcome of all issues (except with respect to certain extraordinary matters requiring the affirmative vote of holders of two-thirds of the outstanding shares) submitted to a vote of shareholders of the Company. Such control could adversely affect the market price of the Common Stock or delay or prevent a change in control of the Company. See "Principal and Selling Shareholders" and "Description of Securities."

    The Company has entered into various agreements with Liraz, which the Company believes are on terms no less favorable than those between unaffiliated parties. See "Certain Relationships and Related Transactions."

    SUBSTANTIAL OPTIONS AND WARRANTS RESERVED. The Company has reserved 900,000 shares of Common Stock for issuance pursuant to the Plan and expects to reserve additional shares of Common Stock upon adoption of a new plan within the next year. To date, options to purchase an aggregate of 873,196 shares of Common Stock have been granted pursuant to the Plan and warrants to purchase an additional 146,188 shares of Common Stock are outstanding. The Company also will sell to the Representative in connection with this offering, for nominal consideration, the Representative's Warrants to purchase an aggregate of 100,000 shares of Common Stock at a price per share equal to 135% of the public offering price per share, subject to adjustment. The exercise of such options and warrants and subsequent sale of the underlying Common Stock in the public market could adversely affect the market price of the Company's securities. The existence of the Representative's Warrants, the outstanding options issued under the Plan and such other warrants may prove to be a hinderance to future financings, since the holders of such warrants and options may be expected to exercise them at a time when the Company will otherwise be able to obtain additional equity capital on terms more favorable to the Company. See "--Possible Need for Additional Financing" and "Underwriting--Representative's Warrants."


    SHARES ELIGIBLE FOR FUTURE SALE. Future sales of substantial numbers of shares of Common Stock (including shares issued upon the exercise of stock options and warrants) after this offering by the Company, Liraz, the Representative or the executive officers or other affiliates of the Company, or the perception that such sales could occur, could adversely affect the market price for the Common Stock. In that regard, holders of approximately 56% of the 6,908,575 shares of Common Stock outstanding after the offering, including the officers and directors of the Company, have agreed not to sell publicly or otherwise dispose of any shares of Common Stock for the period of six months after the date of this Prospectus (the "Lock-Up Period"), without the prior written consent of the Representative. Beginning immediately or shortly after the Lock-Up Period, all the shares of Common Stock currently owned by the Company's affiliates will be eligible for resale in the public market pursuant to Rule 144 under the Securities Act. In addition, the Company has granted certain parties, including Candle (which owns 246,800 shares of Common Stock) and Liraz, registration rights with respect to an aggregate of 4,120,802 shares of Common Stock (or approximately 59.6% of the Company's outstanding shares after this offering), which rights may be exercised after March 1, 1999 and six months after the date of this Prospectus, respectively. See "Shares Eligible for Future Sale--Registration Rights."



    DILUTION. The offering price per share of Common Stock is substantially higher than the net tangible book value per share of the Common Stock at September 30, 1996. Purchasers of shares of Common Stock in this offering will experience immediate and substantial dilution of $9.39 in the pro forma net tangible book value per share of Common Stock at an offering price of $11.00 per Share. To the extent outstanding options and warrants to purchase shares of Common Stock are exercised, there will be further dilution.


    DIVIDEND POLICY. The Company has never declared or paid cash dividends on the Common Stock and does not anticipate paying any cash dividends in the foreseeable future. See "Market Price of Common Stock and Dividend Policy."

    ANTI-TAKEOVER EFFECTS OF PROVISIONS OF NEW YORK LAW AND THE RESTATED CERTIFICATE OF INCORPORATION. Certain provisions of section 912 of the New York Business Corporation Law (the "BCL"), which prohibit certain persons from engaging in business combinations with the Company, may be considered to have anti-takeover effects and may delay, defer or prevent a takeover attempt that a shareholder may consider to be in the shareholder's best interests. These provisions of the BCL also may adversely affect the market price for the Common Stock. The Company's certificate of incorporation authorizes the issuance, without shareholder approval, of preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Such designations, rights and preferences established by the Board may adversely affect the relative voting power or other rights of, and may have a dilutive effect on, holders of the Common Stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change of control of the Company. Although the Company has no present intention to issue any shares of preferred stock, there can be no assurance that the Company will not do so in the future. See "Description of Securities."

                                USE OF PROCEEDS


    The net proceeds to the Company from this offering (after payment of the estimated offering expenses and underwriting discounts and commissions) are expected to be approximately $5,964,000 ($6,409,500, if the Representative's over-allotment option is exercised in full) at an offering price of $11.00 per share. The Company expects to allocate the net proceeds of this offering to general corporate and working capital purposes, which may include increased software development and marketing activities and the acquisition of software companies and software licenses for the middleware market.


    The Company believes its ability to increase software development and marketing activities and to take advantage of acquisition opportunities will be enhanced by the additional capital from this offering. As part of an ongoing policy of examining software business acquisition opportunities, the Company has actively considered various acquisitions. The Company currently does not have any arrangement, commitment or understanding as to any acquisition.

    Pending such use of the net proceeds of this offering, the Company will invest the net proceeds in short-term, interest-bearing securities. The Company will not receive any proceeds from the sale of Shares by the Selling Shareholders.

                MARKET PRICE OF COMMON STOCK AND DIVIDEND POLICY

    Since July 27, 1995, the date of the initial public offering of the Common Stock, the Common Stock has been quoted on the Nasdaq National Market. Initially, the Common Stock traded under the symbol "ACRS"; as of October 4, 1996, the Common Stock has traded under the symbol "LVEL". The quarterly high and low reported sales prices for the Common Stock as quoted on the Nasdaq National Market for the periods indicated are as follows.


                                                                                      HIGH          LOW
                                                                                      -----         ---
1995
Third Quarter (from July 27).....................................................   $      103/8  $       61/2
Fourth Quarter...................................................................           8            51/2
1996
First Quarter....................................................................           81/8          51/2
Second Quarter...................................................................          151/2          7
Third Quarter....................................................................          121/2          81/8
Fourth Quarter (through December 16).............................................          121/8          91/4



    The reported last sale price per share of the Common Stock as quoted on the Nasdaq National Market on December 16, 1996 was $11.25 per share. As of such date, the Company had 6,248,575 shares of Common Stock outstanding. Based on information available from the Company's registrar and transfer agent, the Company estimates there were approximately 104 shareholders of record as of December 16, 1996.


    The Company has never declared or paid any cash dividends on the Common Stock. The Company intends for the foreseeable future to reinvest earnings, if any, to fund the development and expansion of its business. The declaration of dividends in the future will be at the discretion of the Board of Directors and will depend upon the earnings, capital requirements and financial position of the Company, general economic conditions and other pertinent factors.

                                 CAPITALIZATION


    The following table sets forth the consolidated capitalization of the Company at September 30, 1996, (a) as reflected in the Company's unaudited consolidated financial statements and (b) as adjusted to reflect the receipt by the Company of estimated net proceeds of $5,964,000 from the sale of the Shares at the public offering price of $11.00 per Share. See "Pro Forma Selected Consolidated Statements of Operations."



                                                                                           SEPTEMBER 30, 1996
                                                                                      ----------------------------
                                                                                         ACTUAL       AS ADJUSTED
                                                                                      -------------  -------------
Short-term debt:
  Current maturities of long-term debt and loan from related party..................  $     130,593  $     130,593
Long-term debt......................................................................         26,009         26,009
Loans from related companies........................................................        360,685        360,685
                                                                                      -------------  -------------
      Total liabilities.............................................................        517,287        517,287
Shareholders' equity:
  Preferred stock...................................................................             --             --
  Common stock......................................................................         62,303         68,903
  Additional paid-in capital........................................................     13,020,141     18,977,541
  Retained (deficit)................................................................     (1,400,421)    (1,400,421)
  Unearned compensation.............................................................         (5,702)        (5,702)
                                                                                      -------------  -------------
      Total shareholders' equity....................................................     11,676,321     17,640,321
                                                                                      -------------  -------------
Total capitalization................................................................  $  12,193,608  $  18,157,608
                                                                                      -------------  -------------
                                                                                      -------------  -------------

            PRO FORMA SELECTED CONSOLIDATED STATEMENTS OF OPERATIONS

    The following unaudited pro forma selected consolidated statements of operations for the year ended December 31, 1995 and the nine months ended September 30, 1995 represent a consolidation, adjusted as described in the accompanying notes, of the audited consolidated statement of operations of the Company for the year ended December 31, 1995 and unaudited consolidated statement of operations for the nine months ended September 30, 1995, adjusted to eliminate the unaudited statement of operations of Bizware for the period from January 1, 1995 to December 31, 1995 and for the nine months ended September 30, 1995, respectively (Bizware was sold by the Company on September 9, 1996), and to include Level 8 for the period from January 1, 1995 to April 1, 1995 (Level 8 was acquired by the Company as of April 1, 1995 and, accordingly, its results of operations are included in the consolidated statement of operations of the Company from that date). Level 8's acquisition was treated as a purchase for accounting purposes.

    The following selected unaudited pro forma consolidated statement of operations for the nine months ended September 30, 1996 represents a consolidation, adjusted as described in the accompanying notes, of the unaudited consolidated statement of operations of the Company to eliminate the unaudited statements of operations of Bizware for the nine months ended September 30, 1996.

    The following pro forma consolidated statements of operations do not purport to be indicative of the results that would have been achieved if the sale of Bizware had been consummated prior to January 1, 1996 or 1995, as the case may be, or if the acquisition of Level 8 had been consummated as of January 1, 1995, or of the results that may be achieved in the future. The pro forma consolidated statements of operations should be read in conjunction with, and are qualified in their entirety by reference to, the Consolidated Financial Statements and Notes thereto of the Company appearing elsewhere in this Prospectus.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED PRO FORMA CONSOLIDATED
  STATEMENT OF OPERATIONS:

                                                               YEAR ENDED DECEMBER 31, 1995
                                          -----------------------------------------------------------------------
                                            LEVEL 8
                                            SYSTEMS,       BIZWARE
                                              INC.        COMPUTER       LEVEL 8
                                              AND          SYSTEMS     TECHNOLOGIES,   PRO FORMA      PRO FORMA
                                          SUBSIDIARIES  (CANADA) INC.      INC.       ADJUSTMENTS    AS ADJUSTED
                                          ------------  -------------  ------------  --------------  ------------
Revenue.................................  $ 10,139,024   $ 1,405,856    $1,940,944   $     --        $ 10,674,112
Cost of revenue.........................     4,514,207       109,617     1,246,799         --           5,651,389
                                          ------------  -------------  ------------  --------------  ------------
Gross margin............................     5,624,817     1,296,239       694,145         --           5,022,723
Operating expense.......................     4,781,038       720,964       370,863          112,600(1)    4,543,537
                                          ------------  -------------  ------------  --------------  ------------
Operating income........................       843,779       575,275       323,282         (112,600)      479,186
Other income (expense) and
  minority interest.....................        52,970       (22,486)       --              (12,600 (2)       62,856
                                          ------------  -------------  ------------  --------------  ------------
Income before income taxes..............       896,749       552,789       323,282         (125,200)      542,042
Income taxes............................       278,700        64,100        28,000           92,100(3)      334,700
                                          ------------  -------------  ------------  --------------  ------------
Net income..............................  $    618,049   $   488,689    $  295,282   $     (217,300) $    207,342
                                          ------------  -------------  ------------  --------------  ------------
                                          ------------  -------------  ------------  --------------  ------------

UNAUDITED PRO FORMA CONSOLIDATED
  STATEMENT OF OPERATIONS:

                                                        NINE MONTHS ENDED SEPTEMBER 30, 1995
                                           ---------------------------------------------------------------
                                             LEVEL 8      BIZWARE
                                            SYSTEMS,     COMPUTER
                                              INC.        SYSTEMS      LEVEL 8
                                               AND       (CANADA)    TECHNOLOGIES,  PRO FORMA   PRO FORMA
                                           SUBSIDIARIES    INC.         INC.      ADJUSTMENTS  AS ADJUSTED
                                           -----------  -----------  -----------  -----------  -----------
Revenue..................................   $7,645,505   $1,192,887   $1,940,944   $  --        $8,393,562
Cost of revenue..........................   3,237,573       93,123    1,246,799       --        4,391,249
                                           -----------  -----------  -----------  -----------  -----------
Gross margin.............................   4,407,932    1,099,764      694,145       --        4,002,313
Operating expense........................   3,333,057      583,627      370,863      112,600(1)  3,232,893
                                           -----------  -----------  -----------  -----------  -----------
Operating income.........................   1,074,875      516,137      323,282     (112,600)     769,420
Other income (expense) and
  minority interest......................      (7,413)     (23,617)      --          (12,600)(2)      3,604
                                           -----------  -----------  -----------  -----------  -----------
Income before income taxes...............   1,067,462      492,520      323,282     (125,200)     773,024
Income taxes.............................     360,000       31,500       28,000       92,100(3)    448,600
                                           -----------  -----------  -----------  -----------  -----------
Net income...............................   $ 707,462    $ 461,020    $ 295,282    $(217,300)   $ 324,424
                                           -----------  -----------  -----------  -----------  -----------
                                           -----------  -----------  -----------  -----------  -----------

------------------------------

(1) Additional amortization cost related to the acquisition of Level 8, as if the acquisition occurred on January 1, 1995, was $105,500, plus compensation cost related to stock options granted in March 1995 to certain Level 8 employees, as if the options were granted on January 1, 1995, and less certain Bizware options.

(2) Additional interest charged at 4% on a loan in the principal amount of $628,172 from a related company. The loan did not bear interest until July 1, 1995.

(3) Reflects federal taxes on the S-corporation earnings of Level 8 of $100,000, offset by the related tax reduction for the expenses recorded in connection with the compensation cost related to certain stock options and the interest charged on the loan from a related company.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED PRO FORMA CONSOLIDATED

  STATEMENT OF OPERATIONS:

                                                           NINE MONTHS ENDED SEPTEMBER 30,
                                                                         1996
                                                          ----------------------------------
                                                           LEVEL 8      BIZWARE
                                                           SYSTEMS,    COMPUTER
                                                             INC.       SYSTEMS    PRO FORMA
                                                             AND       (CANADA)       AS
                                                          SUBSIDIARIES    INC.     ADJUSTED
                                                          ----------  -----------  ---------
Revenue.................................................  $9,785,718   $ 350,932   $9,434,786
Cost of revenue.........................................   5,562,898     163,542   5,399,356
                                                          ----------  -----------  ---------
Gross margin............................................   4,222,820     187,390   4,035,430
Operating expense.......................................   6,833,528   2,033,137   4,800,391
                                                          ----------  -----------  ---------
Operating loss..........................................  (2,610,708) (1,845,747)   (764,961)
Other income (expense)..................................      88,965      (7,199)     96,164
                                                          ----------  -----------  ---------
Loss before income taxes................................  (2,521,743) (1,852,946)   (668,797)
Income taxes (benefit)..................................     (25,100)   (185,800)    160,700
                                                          ----------  -----------  ---------
Net loss................................................  $(2,496,643) ($1,667,146) $(829,497)
                                                          ----------  -----------  ---------
                                                          ----------  -----------  ---------

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The consolidated statement of operations and balance sheet data as of and for each of the five years in the period ended December 31, 1995 have been derived from the Company's audited Consolidated Financial Statements and Notes thereto. The consolidated statement of operations and balance sheet data as of and for each of the nine months ended September 30, 1996 and 1995 have been derived from the Company's unaudited consolidated financial statements. In the opinion of management, such data for each interim period presented below include all adjustments (consisting only of normal, recurring accruals) necessary to present fairly the financial position and results of operations of the Company as of the dates and for the periods indicated on a basis consistent with the audited Consolidated Financial Statements. The results for any interim period are not necessarily indicative of results for a full year. The following table reflects the activities of ProfitKey only for the periods beginning October 3, 1994, the date of its acquisition by the Company, for Bizware from October 28, 1994 to September 9, 1996, the respective dates of its acquisition and disposition by the Company, and for Level 8 only for the periods beginning April 1, 1995, the date of its acquisition by the Company. The following table is qualified in its entirety by reference to the more detailed Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

CONSOLIDATED STATEMENT OF OPERATIONS DATA:

                                                                                                    NINE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                          SEPTEMBER 30,
                                   ------------------------------------------------------------  ------------------------
                                     1991       1992        1993         1994          1995         1995         1996
                                   ---------  ---------  -----------  -----------  ------------  -----------  -----------
Revenue..........................  $ 861,875  $ 948,505  $ 1,312,935  $ 3,596,602  $ 10,139,024  $ 7,645,505  $ 9,785,718
Cost of revenue..................    612,117    600,059      809,286    1,702,417     4,514,207    3,237,573    5,562,898
                                   ---------  ---------  -----------  -----------  ------------  -----------  -----------
Gross margin.....................    249,758    348,446      503,649    1,894,185     5,624,817    4,407,932    4,222,820
Operating expense................    250,750    397,465      532,305    1,227,795     4,781,038    3,333,057    5,349,467
                                   ---------  ---------  -----------  -----------  ------------  -----------  -----------
Operating income (loss) before
  loss on sale of subsidiary.....       (992)   (49,019)     (28,656)     666,390       843,779    1,074,875   (1,126,647)
Loss on sale of subsidiary.......         --         --           --           --            --           --    1,484,061
                                   ---------  ---------  -----------  -----------  ------------  -----------  -----------
Operating income (loss)..........       (992)   (49,019)     (28,656)     666,390       843,779    1,074,875   (2,610,708)

Other income (expense)...........      2,463    (13,324)      (4,056)      50,287        68,261        7,878       88,965
                                   ---------  ---------  -----------  -----------  ------------  -----------  -----------
Income (loss) before income taxes
  and minority interest..........      1,471    (62,343)     (32,712)     716,677       912,040    1,082,753   (2,521,743)
Income tax expense (benefit).....     (1,400)    (2,900)          --      133,200       278,700      360,000      (25,100)
                                   ---------  ---------  -----------  -----------  ------------  -----------  -----------
Income (loss) before minority
  interest.......................      2,871    (59,443)     (32,712)     583,477       633,340      722,753   (2,496,643)
Minority interest in income of
  consolidated subsidiary........         --         --           --       19,887        15,291       15,291           --
                                   ---------  ---------  -----------  -----------  ------------  -----------  -----------
Net income (loss)................  $   2,871  $ (59,443) $   (32,712) $   563,590  $    618,049  $   707,462  $(2,496,643)
                                   ---------  ---------  -----------  -----------  ------------  -----------  -----------
                                   ---------  ---------  -----------  -----------  ------------  -----------  -----------
Net income (loss) per common
  share..........................  $  --      $    (.02) $      (.01) $       .15  $        .13  $       .16  $      (.42)
                                   ---------  ---------  -----------  -----------  ------------  -----------  -----------
                                   ---------  ---------  -----------  -----------  ------------  -----------  -----------
Weighted average common and
  common equivalent shares.......  3,839,166  3,839,166    3,839,166    3,839,166     4,777,758    4,396,229    5,985,265
                                   ---------  ---------  -----------  -----------  ------------  -----------  -----------
                                   ---------  ---------  -----------  -----------  ------------  -----------  -----------

CONSOLIDATED BALANCE SHEET DATA:

                                                         AT DECEMBER 31,                             AT SEPTEMBER 30,
                                    ----------------------------------------------------------  --------------------------
                                      1991       1992       1993        1994          1995          1995          1996
                                    ---------  ---------  ---------  -----------  ------------  ------------  ------------
Working capital (deficiency)......  $ 108,920  $ 181,812  $ 290,991  $(1,679,294) $  4,103,621  $  4,617,552  $  4,616,165
Total assets......................    153,163    338,213    438,340    5,848,838    15,059,198    15,551,035    16,020,923
Long-term liabilities.............    105,518    290,153    425,671    2,054,105       497,822       507,261       394,994
Shareholders' equity (deficit)....      6,748    (52,695)   (85,407)     489,729    11,498,535    11,630,074    11,676,321

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    As described in "Business--General," the Company's only operations prior to the acquisition of ProfitKey in late 1994 were certain limited consulting services through its ASU consulting division. The following discussion reflects the activities of ProfitKey and Level 8 only for the periods beginning October 3, 1994 and April 1, 1995, the respective dates of acquisition of those companies.

    Prior to the acquisition of ProfitKey in October 1994, the Company did not have any substantial non-cash charges to earnings. Upon the acquisition of ProfitKey and the subsequent acquisition of Level 8, the Company began to incur substantial non-cash charges to earnings due to amortization of goodwill associated with the acquisition of Level 8 and amortization of service contracts acquired with the ProfitKey acquisition. As a consequence of the amortization of these intangible assets, the Company will record amortization expense of approximately $526,400 each year through 2001, and a reduced amount each year for 13 years thereafter. See "Risk Factors--Certain Non-Cash Charges to Earnings" and "Capitalization."

    In July 1996, the Company decided to focus on the middleware activities of Level 8. As part of that strategy, on September 9, 1996, the Company sold substantially all the assets of Bizware, its wholly-owned subsidiary, for $230,000, and, in that connection, the Company recognized a loss of $1,484,061. The results of operations of the Company without Bizware are reflected in the pro forma information provided elsewhere in this Prospectus. See "Pro Forma Selected Consolidated Statements of Operations." The Company also considered a reorganization or sale or disposition of businesses that were not essential to its operations in the middleware market. In that connection, the Company has discussed with certain unaffiliated third parties the sale of ProfitKey. Such talks have terminated, and the Company presently has no arrangement, commitment or understanting to sell ProfitKey.

    The Company's results have fluctuated materially from period to period and will continue to fluctuate materially in the future because a small number of the Company's customers, projects and software license sales account for a significant portion of the Company's revenue, and because such customers and projects are likely to change from period to period. Accordingly, the results of operations in any one period may not be indicative of the results of operations for any succeeding period. See "Risk Factors--Dependence on Major Customers; Fluctuations of Operating Results."

    This Section contains forward-looking statements. See "Special Note Regarding Foward-Looking Statements."

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1995

    REVENUE for the nine-month period ended September 30, 1996 increased by approximately $2.1 million (28%) over the nine months ended September 30, 1995. The increase was attributable primarily to an approximately $3.0 million (294%) increase in the revenue of Level 8. Approximately $618,000 of the increase in revenue of Level 8 was attributable to inclusion of the revenue of Level 8 for the entire 1996 period compared to only the six months of 1995 following the acquisition of Level 8 on April 1, 1995, and approximately $2.4 million (233%) was attributable to an increase in revenue of Level 8 during the comparable six-month period. The increase in revenue of Level 8 was offset, in part, by a decrease in revenue of Bizware of approximately $842,000.

    COST OF REVENUE for the nine-month period ended September 30, 1996 increased by approximately $2.3 million (72%) over the nine months ended September 30, 1995. The increase was attributable primarily to an approximately $2.0 million (263%) increase in the cost of revenue of Level 8. Approximately $379,000 of the increase in cost of revenue of Level 8 was attributable to the inclusion of cost of revenue of Level 8 for the entire 1996 period compared to only the six months of 1995 following the acquisition of Level 8 on April 1, 1995, and approximately $1,576,000 (212%) was attributable to an increase in cost of revenue of Level 8 during the comparable six-month period. As a percentage of revenue, cost of revenue increased from 42% for the nine-month period in 1995 to 57% for the comparable 1996 period. This increase was attributable primarily to an 86% cost of revenue for sales in 1996 of $1.1 million of third-party software licenses.

    OPERATING EXPENSE for the nine-month period ended September 30, 1996 increased by approximately $2.0 million (60%) over operating expense for the nine months ended September 30, 1995. The increase was attributable primarily to Level 8 opening a new office and related staffing expenses and an additional three months of operations in 1996 for Level 8 totaling approximately $1.2 million. The balance of the increase was due to increased sales and marketing expenses at ProfitKey and increased general corporate overhead. As a percentage of revenue, operating expense increased from 44% for the nine months ended September 30, 1995 to 55% for the nine months ended September 30, 1996 (excluding the loss associated with the sale of Bizware).

    OTHER INCOME (EXPENSE) for the nine-month period ended September 30, 1996 increased to approximately $89,000 from approximately $8,000 during the comparable nine-month period in 1995 primarily due to interest earned from investment of cash remaining from the Company's initial public offering.

    INCOME TAX EXPENSE (BENEFIT) was 1% and 33% of income before taxes and minority interest for the nine months ended September 30, 1996 and September 30, 1995, respectively. The effective tax rate differed from the federal statutory tax rate (i.e., 34%) in 1996 primarily due to the nondeductibility of the loss on the sale of a Bizware and the change in the deferred tax valuation allowance.

    MINORITY INTEREST IN INCOME OF CONSOLIDATED SUBSIDIARY was eliminated starting April 3, 1995, when the Company acquired the minority interest in ProfitKey.

1995 COMPARED TO 1994

    REVENUE for the year 1995 increased by approximately $6.5 million (182%) over the prior year. The increase was attributable primarily to the acquisitions of ProfitKey on October 3, 1994, Bizware on October 28, 1994 and Level 8 on April 1, 1995.

    COST OF REVENUE for the year 1995 increased by approximately $2.8 million (165%) over the prior year. The increase was attributable primarily to the acquisitions of ProfitKey, Bizware and Level 8. As a percentage of revenue, cost of revenue decreased from 47% in 1994 to 45% in 1995. This decrease was attributable primarily to lower cost of revenue for Bizware, which resulted from a high margin contract that concluded during the second quarter of 1995.

    OPERATING EXPENSE for 1995 increased by approximately $3.6 million (289%) over the prior year. The increase was attributable primarily to the acquisitions of ProfitKey, Bizware and Level 8. As a percentage of revenue, operating expense increased from 34% during 1994 to 47% during 1995. This increase was attributable to an increase in amortization of goodwill and service contracts from approximately $55,000 during 1994 to approximately $575,000 during 1995, higher operating expenses at Bizware and Level 8, which only had an impact after their dates of acquisition, and the addition of corporate overhead starting in October 1994.

    OTHER INCOME (EXPENSE) had no significant change during 1995.

    INCOME TAX EXPENSE was 31% and 19% of income before taxes and minority interest for 1995 and 1994, respectively. The effective tax rate for 1994 differs from the federal statuatory tax rate (i.e., 34%) primarily due to the effect of foreign tax rates and credits and the utilization of net operating loss carry forwards.

    MINORITY INTEREST IN INCOME OF CONSOLIDATED SUBSIDIARY had no significant change for 1995.

1994 COMPARED TO 1993

    REVENUE for 1994 increased by approximately $2.3 million (174%) over the prior year. The increase was attributable to the acquisitions of ProfitKey and Bizware.

    COST OF REVENUE for 1994 increased by approximately $893,000 (110%) over the prior year. The increase was attributable primarily to the acquisitions of ProfitKey and Bizware. As a percentage of revenue, cost of revenue decreased from 62% in 1993 to 47% in 1994. This decrease was attributable primarily to the acquisitions in 1994 of ProfitKey and Bizware which each had a lower cost of revenue as a percentage of revenue.

    OPERATING EXPENSE for 1994 increased by approximately $695,000 (131%) over the prior year. The increase was attributable primarily to the acquisitions of ProfitKey and Bizware. As a percentage of revenue, operating expense decreased from 41% in 1993 to 34% in 1994. This decrease was attributable primarily to the acquisition in 1994 of Bizware, which had lower operating expense as a percentage of revenue.

    OTHER INCOME (EXPENSE) for 1994 increased to approximately $50,000 from approximately $(4,000) for the prior year. The increase was attributable primarily to the settlement of ProfitKey accounts payable at amounts lower than previously recorded.

    INCOME TAX EXPENSE was 19% and 0% of income (loss) before income taxes and minority interest for 1994 and 1993, respectively. During 1993, the Company had a small loss and did not have a tax benefit.

    MINORITY INTEREST INCOME OF CONSOLIDATED SUBSIDIARY began on October 3, 1994, when the Company acquired approximately 92% of the outstanding stock of ProfitKey.

LIQUIDITY AND CAPITAL RESOURCES

    In 1996, the Company funded its operations with cash remaining from its initial public offering. During the nine months ended September 30, 1996, the Company used net cash of approximately $640,000 for operations, expended approximately $1.5 million for capitalized software development and expended approximately $600,000 on equipment. In July 1996, Candle acquired 246,800 shares of Common Stock at a price of $11.00 per share. The proceeds (i.e., $2.7 million before costs of issuance) have been invested primarily in short-term, interest-bearing securities. At September 30, 1996, the Company had working capital of approximately $4.6 million and a current ratio of 2.17.

    In 1995, the Company funded its operations with cash from operations and from the net proceeds of its initial public offering. Operating and financing activities during 1995 generated net cash of approximately $8.3 million. The Company expended approximately $837,000 for capitalized software development, approximately $381,000 on equipment and approximately $2.2 million for the acquisition of Level 8. At December 31, 1995, the Company had working capital of approximately $4.1 million and a current ratio of 2.34. In 1994, the Company funded its operations with cash from operations and funded its acquisitions of ProfitKey and Bizware with loans from related companies.

    The Company intends to accelerate its software development, expand its sales force and increase its marketing activities, and the Company may acquire software businesses and software licenses. To the extent that funds from operations are not sufficient for these purposes, the Company will fund those activities from the net proceeds of this offering.

    The Company believes that its existing working capital, anticipated funds generated from operations and the net proceeds of this offering will be sufficient to fund its working capital and capital expenditure requirements through June 1998.

RECENT FINANCIAL ACCOUNTING STANDARDS BOARD STATEMENTS

    In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. The Company adopted FASB 121 as of January 1, 1996.

    In October 1995, the FASB issued Statement No. 123, "Accounting for Stock-Based Compensation," which encourages, but does not require, a fair value-based method of accounting for employee stock options. As permitted under the new standard, the Company will continue to account for employee stock options under APB No. 25, "Accounting for Stock Issued to Employees." The pro forma disclosures required by this standard were adopted by the Company as of January 1, 1996.

INFLATION AND CHANGES IN PRICES

    Inflation has not had a material effect on the Company's operating results to date.

                                    BUSINESS

GENERAL

    The Company believes that it has established itself as a technology leader in the rapidly growing middleware marketplace. The Company's middleware products and services, some of which have been developed pursuant to contracts with IBM and Microsoft, utilize messaging and object technology to solve enterprise-wide integration problems associated with linking legacy environments, the desktop and the internet. The Company recently entered into agreements with Candle, pursuant to which Candle purchased 246,800 shares of Common Stock for $11 per share and acquired certain rights to technology developed by the Company and will acquire certain non-exclusive distribution rights to the Company's products, including Falcon External Gateways. In addition, the Company, through its wholly-owned subsidiary, ProfitKey, offers MRP II and shop-floor scheduling packages and related services.


    The Company has experienced substantial growth on a quarter-to-quarter basis in its middleware products and services operations since last year, as the Company's focus and operating strategy have evolved from that of an industry specific ("vertical") software developer to a provider of middleware products and services. Industry sources have estimated that the messaging middleware market exceeded $100 million in 1995 and that such market is expected to grow to approximately $1.7 billion by the year 2000.


    The Company, through its wholly-owned subsidiary Level 8, has been designated an IBM Premier Partner for IBM MQSeries. Pursuant to contracts with IBM, Level 8 has ported version 2 of MQSeries to the DEC VMS platform and will be entitled to royalties, if any, from sales of the ported product and has ported IBM's distributed object product, DSOM. In addition, the Company provides installation, education, integration and help-desk services in support of IBM and Level 8 sales of IBM MQSeries licenses. Samuel Somech, a co-founder of Level 8, was the original designer of the transactional messaging product that became version 1 of MQSeries.

    Microsoft has selected the Company to develop messaging gateways (currently called "Falcon External Gateways") to facilitate communications between computers running Microsoft's messaging product (currently called "Falcon") and various non-Microsoft environments. Microsoft developed Falcon as a transactional messaging system for use within Microsoft Windows NT and Windows
95. Level 8's Falcon External Gateways are being developed and are owned by Level 8 and facilitate communications of Falcon with IBM MQSeries, mainframes and UNIX-based systems. Microsoft's Falcon and Level 8's Falcon External Gateways are currently being Beta tested and are expected to be available for shipment in mid-1997. Microsoft has indicated an intent to promote Level 8's Falcon External Gateways.

    The Company is developing DOT/XM, a product that uses third-party transactional messaging and distributed object products in a Level 8 designed tool that facilitates integration of legacy systems into modern, open system architectures, by representing the legacy system as a collection of objects. Consulting services associated with DOT/XM technology have generated approximately $700,000 of revenue during the nine months ended September 30, 1996. The first large commercial installation of DOT/XM is currently taking place at ABN/AMRO Bank.

    The Company's expansion plan is to grow primarily on the basis of Level 8 middleware products, such as messaging gateways, DOT/XM and other software tools that permit access to legacy information from any computing environment. Other products under development by the Company, and with respect to which the Company currently is offering consulting services, are (a) a publish/subscribe product, which sends designated data ("publish") to interested users ("subscribers") using transactional messaging as the delivery mechanism and (b) an internet-application integration product, which uses portions of the DOT/ XM framework to integrate commercial transactions on the internet with the legacy systems of the selling corporation.

    Through ProfitKey, the Company offers MRP II and shop-floor scheduling software packages, as well as related installation, training and support services. Historically, ProfitKey has directed its software packages to job shops and custom manufacturers, which use ProfitKey's software package to facilitate "just-in-time" deliveries and efficient scheduling of expensive shop-floor equipment.

    The Company began operations in 1988 as a wholly-owned subsidiary of Liraz. Since 1988, the Company, through ASU, has provided systems integration and consulting services primarily to manufacturing businesses in the State of California. In October 1994, the Company acquired ProfitKey and Bizware and, in April 1995, the Company acquired Level 8. The Company had its initial public offering in July 1995, selling 1,430,000 shares of Common Stock at an initial public offering price of $5.50 per share. In July 1996, the Company decided to focus on the middleware activities of Level 8, and, in that connection, on September 9, 1996, sold substantially all the assets of Bizware for $230,000 and subsequently changed the Company's name from Across Data Systems, Inc. to Level 8 Systems, Inc.

    The table below shows the Company's percentage of net revenues by category for the years indicated. The revenue for 1996 includes ASU, ProfitKey and Level 8 for the nine-month period ended September 30, 1996, and Bizware through September 9, 1996, the date of its sale by the Company. The revenue for 1995 includes the results of ASU, ProfitKey and Bizware for the full year, and Level 8 from its acquisition on April 1, 1995. The revenue for 1994 includes ASU for the full year, ProfitKey from its acquisition on October 3, 1994 and Bizware from its acquisition on October 28, 1994. The revenue for 1993 includes only the results of the Company's ASU consulting division.

              PERCENTAGE OF THE COMPANY'S NET REVENUE BY CATEGORY

                                                                              CONSULTING
                                                                             AND SERVICES      SOFTWARE        OTHER        TOTAL
                                                                            ---------------  -------------  -----------     -----
1993......................................................................           100%              0%            0%         100%
1994......................................................................            72              25             3          100
1995......................................................................            70              22             8          100
1996 (through September 30)...............................................            71              23             6          100

    This section contains forward-looking statements. See "Special Note Regarding Forward-Looking Statements."

LEVEL 8 PRODUCTS AND SERVICES

    LEVEL 8 PRODUCTS. The Company's expansion plan is to grow primarily on the basis of middleware products developed by Level 8, such as messaging gateways and software tools that permit access to legacy information from any computing environment. Each of the products offers the opportunity to deliver services with the products and, to the extent that the sale is made directly by the Company, Level 8 plans to offer the services. The products also will be sold through other distribution channels, such as Candle, IBM or Microsoft Business Partners, and those third-party sellers will be encouraged and trained to provide services. The products are at various stages of development, as described below. However, there can be no assurance that the development process will not encounter delays and unforeseen problems, which could materially delay the commercial introduction of the product or jeopardize the entire product.

    FALCON EXTERNAL GATEWAYS. Microsoft has developed a transactional messaging product, Microsoft's Falcon, for use with the Microsoft Windows NT and Windows 95 operating systems. Level 8 was selected by Microsoft to develop components of software that allow messages to be passed from Falcon to IBM MQSeries and directly to other systems, such as mainframes and those running the UNIX operating system (collectively, the "Falcon External Gateways"). Microsoft has agreed to recommend exclusively Level 8's Falcon External Gateways for the first year after commercial release of the gateways. IBM has licensed to Level 8 portions of its API from IBM MQSeries for use with the Falcon External Gateways to facilitate connections between Microsoft's Falcon and IBM MQSeries. Microsoft's Falcon and Level 8's Falcon External Gateways are in Beta site testing, and Microsoft's Falcon and Level 8's Falcon External Gateways are expected to be available for sale in mid-1997. Level 8's Falcon External Gateways are expected to sell for $500 to $10,000, depending on the platform. A gateway will be purchased for each of the two systems being connected.

    Level 8's Falcon External Gateway family of products is designed primarily for customers using Windows NT LANs co-existing with other hardware platforms. By the year 2000, the installed base for Windows NT has been projected by industry sources to grow to 7 to 10 million servers. The Company estimates that each of 35,000 IBM mainframes and 1.2 million UNIX systems will be connected via messaging to multiple Windows NT servers. The Company believes that Falcon Gateways will permit interfaces between such systems.

    The Falcon Gateway product family is designed to provide efficient and reliable access to IBM mainframes, numerous UNIX platforms, such as Sun Solaris, AIX, HP-UX and AT&T GIS, as well as AS/400, OS/2, Sun OS and VMS. Communication is accomplished through a reliable message queuing technology offering assured message delivery, time independent messaging and a consistent API across all platforms.

    The Falcon Gateway family of products will support three major functional releases:

        FALCON API CLIENT--The Falcon API Client release provides client support using Remote Procedure Call ("RPC") technology on UNIX and CICS in the MVS environment. The API Client architecture provides a library of Falcon API that resides on each client platform, allowing applications to send and receive Falcon messages and access queues within the Falcon network. The Falcon External Gateway is fully integrated with the native NT service management, event management and performance management infrastructure of the Microsoft Windows NT Server.

        FALCON QUEUE TO QUEUE GATEWAY FOR MQSERIES--The Falcon Queue to Queue Gateway for MQSeries product is the most comprehensive of the Falcon Gateway releases, with a complete interface to all IBM MQSeries (Version 2) server platforms and IBM MQSeries for CICS under MVS. Use of this product with any supported MQSeries server gives Falcon applications access to all 19 IBM MQSeries platforms and their applications. This product will provide the multitude of existing and new MQSeries applications easy access to Microsoft Falcon-based networks using IBMs native MQSeries APIs. This feature also allows Falcon enabled Windows applications access to IBM MQSeries enabled applications for complete enterprise information access solutions.

        FALCON TRANSIENT DATA QUEUE TO QUEUE--This product will provide queue to queue support where the remote messaging queues reside on a non-Microsoft platform. This feature will allow native Falcon networks to access CICS Transient Data Queue applications and vice versa. Queues are CICS Transient Data Queues wrapped by Falcon APIs. The CICS user can therefore have both RPC and store and forward capabilities with the same Falcon APIs.

    DISTRIBUTED OBJECT TRANSACTIONS. DOT/XM is a Level 8 developed tool that facilitates the integration of legacy systems into modern open system architectures by representing legacy systems as a collection of objects. It includes a software framework for the server that is the middle-tier in a three-tier computing architecture. The server responds to requests for information from a front-end client by reformatting the request for communication directly to legacy machines in their standard communication format or via a transactional messaging product, such as IBM MQSeries. This "wrapping" of the legacy machine is accomplished on the server, so that few, if any, changes to code are necessary on the legacy machine. The server utilizes IBM MQSeries as the transactional messaging vehicle within the server framework and optionally to the legacy machine. The server framework also utilizes a distributed ORB that complies with the CORBA standard, such as DSOM or ORBIX. The server has a core framework of objects that perform the same functions for all installations of the server. The framework includes functions such as systems management, communications and security. The server also has a class library of business objects from which objects will be selected to perform similar functions for different operating environments, and it will have custom business objects designed for the particular customer. An example of a business object is "GET CHECKING BALANCE" for a "banking-at-home" application accessing an MVS mainframe. DOT/XM has been the basis for a number of consulting projects totaling approximately $700,000 of revenue during the nine months ended September 30, 1996. The first large commercial installation of DOT/XM is taking place at ABN/AMRO Bank. Testing in the cash management application is to begin in November 1996 and live implementation is planned for March 1997. DOT/XM is priced at approximately $150,000 for a single service application, with site licenses expected to be priced in the $500,000 to $1,000,000 range. Installations include extensive use of services to customize DOT/XM business objects to particular applications. As Level 8 compiles a library of business objects, Level 8 will attempt to sell the objects and, in that circumstance, consulting services will decline.

    PUBLISH/SUBSCRIBE. The publish/subscribe product uses transactional messaging products, such as MQSeries or Microsoft Falcon, as the delivery mechanism to send designated data ("publish") to interested users ("subscribers"). The alternate technique is for interested users to query the database on a regular basis to determine if information of interest has been added to the database. The publish/subscribe product was developed from a $200,000 consulting project for a major transportation company. It is being offered currently to new customers as a service using the Company's prior experience and is planned to be developed into a deliverable product by mid-1997.

    INTERNET-APPLICATION INTEGRATION. Level 8 is developing an internet-application integration product that uses portions of the DOT/XM framework to integrate commercial transactions on the internet with applications running on the legacy systems of the selling corporation. A prototype was demonstrated at the Object Expo/Java Expo show in New York City during August 1996. The prototype was a home banking application that used JAVA applets to provide the GUI screen for a client that could be located in the home and used the internet as the communications link to a server at the bank. The server accessed information on the customer from an MVS mainframe using IBM MQSeries and portions of the DOT/XM distributed object framework. Level 8 believes its technology will be important for companies that desire to conduct commerce on the internet and need to integrate that commerce with the legacy computers that are being used in their existing businesses. Level 8 has proposed projects to several large institutions and, although there can be no assurance of success, Level 8 expects to enter into contracts during the fourth quarter of 1996 with a select number of these institutions.

    LEVEL 8 SERVICES. Level 8 provides system integration services drawing on its expertise in transactional messaging and distributed objects and offers a family of services designed to meet the needs of companies installing third-party transactional messaging products. These services have been provided to over 40 major companies, including: financial institutions, such as ABN/AMRO Bank N.A., American Express, Chase Manhattan Bank, Franklin Tempelton Group, John Hancock Mutual Life Insurance Company, NationsBank Corp., New York Mercantile Exchange, Trigon Blue Cross/Blue Shield and Travelers Life Insurance; transportation companies, such as CSX Technology and Transquest (Delta Airlines); manufacturing companies, such as Motorola Inc., NSK Corp. and Stanley Tool; retailers, such as K-Mart Corp., The Dillon Company, Inc. and The May Company; and government agencies, such as Fannie Mae. The following packaged transactional messaging services are being offered for IBM MQSeries and are likely to be offered for Microsoft's Falcon:

        MQ/QUICK START. A fixed price service designed to get the customer started using transactional messaging. Software is installed, configured and tested for a particular application. Hands-on training is provided to customer personnel.

        MQ/EDUCATIONAL SERVICES. Classroom training in messaging is provided at the customer's site or at Level 8's Boca Raton, Florida training facility. Theory is taught in addition to practical applications, including an actual application workshop.

        MQ/FAST TRACK FUNCTIONAL SLICE. Level 8 demonstrates the value of messaging and its business advantage by automating a chosen application based on an on-site requirements analysis. If appropriate, Level 8 will design graphical user interface screens created for the application and integrate messaging and an application into the client-server architecture.

        MQ/ENTERPRISE ROLLOUT. Level 8 staff assist customers with application of transactional messaging for multiple applications and provide skills transfer required to deliver production strength systems.

        MQ/HELP CENTER. Level 8 offers continuous help desk support, which can be accessed by telephone or facsimile or through the internet.

PROFITKEY PRODUCTS AND SERVICES

    ProfitKey offers MRP II and shop-floor scheduling software packages, and related installation, training and support services, for use by manufacturing businesses. ProfitKey also offers its customers hardware, which ProfitKey, as a "reseller," purchases from leading hardware manufacturers.

    ProfitKey's principal product, the Rapid Response Manufacturing software package, addresses the needs of make-to-order job shops and custom manufacturers. The customers of these make-to-order manufacturers, such as large automobile companies, frequently impose on their make-to-order suppliers especially stringent delivery deadlines, which, in turn, result in unusually complex equipment scheduling and other scheduling requirements for the make-to-order manufacturer. Rapid Response Manufacturing's particular strength is its shop-floor scheduler, which is especially useful for manufacturers attempting to meet the "just-in-time" delivery requirements of their customers. ProfitKey also offers a fully integrated MRP II software package for make-to-stock manufacturers.

    The Rapid Response Manufacturing software package is comprised of a core module, plus 20 optional modules to fit the needs of the particular manufacturer. The software offers a wide range of easy-to-use tools, including: a workbench-style framework with extensive on-screen inquiry displays, flexible browse features, pop-up windows and graphs; a variety of loading and scheduling options; management query tools for custom reports and Windows-based export of data; bar code entry of labor and job tracking data; and numerous on-screen and printed reports. The package enables manufacturers to prepare estimates, enter orders, manage capacity (labor, materials, machines and work centers), schedule and track jobs, manage inventory, prepare shipping documents and prepare financial statements.

    The software package is priced based on the number and types of modules ordered, the hardware platform employed and the number of users. Typical configurations on UNIX and Novell platforms sell for approximately $35,000 to $40,000; on an AS/400 platform, the package typically sells for approximately $70,000 to $80,000.

    The purchase price of ProfitKey software includes a professional services audit, which recommends an implementation plan supported by ProfitKey consultants. A minimum 10-day implementation plan is required, but the typical audit recommends a plan of 30 to 50 days of support services. The daily rate charged is between $800 and $1,000, depending upon the length of the contract and the skills required.

    ProfitKey is currently rewriting its software in a fourth generation language with graphical user interface. The existing version is written in RM/COBOL and runs on UNIX, AS/400 and DOS platforms and Novell networks and with ProfitKey's proprietary database or native AS/400 or Oracle databases. The new product will use an object-oriented programming approach, employing GUPTA's SQL Windows, and is being designed to run on multiple hardware platforms and commercial databases. The Company believes the new software will be available in mid-1997. However, there can be no assurance the development process will not encounter delays and unforeseen problems, which could materially delay the commercial introduction of the product or jeopardize the entire project.

    ProfitKey offers an 11-hour hotline to its service department for troubleshooting at an hourly charge or as part of an annual maintenance contract. ProfitKey's average response time is two hours. ProfitKey offers its customers annual maintenance contracts at a cost ranging between 12% and 15% of the base software license fee, which entitles the customer to telephone support and new releases of the software.

MARKETS AND MARKETING

    The Company sells its products and services primarily in the United States, with additional sales in Canada and the United Kingdom.


    The middleware marketplace is in the early stages of development. Industry sources have estimated that the messaging middleware market exceeded $100 million in 1995 and that such market is expected to grow to in excess of $1.7 billion by the year 2000. The need for middleware products and services results from the move to distributed processing and from the proliferation of computer platforms. Businesses that have these disparate systems need a cost-effective and reliable method to enable the disparate systems to communicate with each other. Such need has grown as companies have spread geographically, have acquired new operations and have offered new services, such as electronic commerce on the internet, that require access to information located throughout the enterprise. Companies such as IBM, Digital Equipment Corporation, Sun Microsystems and Microsoft have introduced middleware products that work across multiple platforms and that provide opportunities for add-on products and services, such as those provided by Level 8.


    Level 8 markets and sells its products and services by calling directly on large financial service companies and through referrals to other companies from its association with hardware and software providers. In July 1996, the Company entered into a letter of intent with Candle, pursuant to which, among other things, the Company agreed to grant to Candle certain distribution rights and technology licenses for Falcon External Gateways and a technology license agreement for DOT/XM. Definitive agreements are expected to be entered into during the fourth quarter of 1996. In August 1996, the Company sold to Candle all the Company's rights to MQ Secure, a security product that the Company developed for IBM MQSeries. In February 1996, Level 8 entered into a licensing agreement with IBM for portions of IBM MQSeries technology, which gives IBM certain rights to distribute Level 8's Falcon External Gateways.

    ProfitKey sells into a mature market that has developed specialty products for particular manufacturing segments. ProfitKey's expertise is in shop floor scheduling systems, which are most important to make-to-order manufacturers. These are manufacturers who generally start to manufacture a product only after an order is received. These manufacturers tend to be small to medium in size. ProfitKey has targeted facilities with 50 to 200 employees and sells to them with a direct sales force augmented in some territories by regional agents.

CUSTOMERS

    No customer accounted for more than 10% of the Company's revenue in 1995. For the nine months ended September 30, 1996, one customer accounted for approximately $1.3 million of the Company's revenue, which represented 13% of the Company's revenue for that period. See "Risk Factors -- Dependence on Major Customers; Fluctuations of Operating Results."

COMPETITION

    The Company competes in the application software and systems integration services markets, as well as in the developing market for transactional messaging and distributed object middleware. Such markets are highly competitive, and the Company believes competition will intensify in such markets in the future. The Company competes with developers of middleware, such as Digital Equipment Corporation, IBM, Candle and Microsoft; with providers of systems integration services, such as Anderson Consulting and Logica PLC and numerous local and regional providers of consulting and integration services; and with providers of software packages for particular markets, such as Fourth Shift Corporation and Symix Systems, Inc. The Company's competitors generally have substantially larger operations, have broader product lines with greater name recognition and market acceptance and have significantly greater financial, marketing, personnel and operating resources than the Company.

INTELLECTUAL PROPERTY

    The Company does not have any patents and has not filed any patent applications. The Company relies on a combination of trade secret laws, nondisclosure and other contractual agreements and technical measures to protect its rights in its know-how and its proprietary products. The foregoing may not afford the Company sufficient protection for its know-how and products, and other parties may develop similar know-how and products, duplicate the Company's know-how and products or be granted patents that would materially and adversely affect the Company's business.

    The Company believes that its products and services do not infringe the rights of third parties; however, while the Company has not received notice of any infringement claims, third parties may assert such claims against the Company, and such claims could require the Company to enter into licenses with respect to the technology in question or enter into royalty arrangements or could result in litigation, which could materially and adversely affect the Company's business. There can be no assurance that the Company will acquire any license with terms acceptable to the Company or, at all. Any failure of the Company to acquire such licenses could materially and adversely affect the Company's business and prospects.

EMPLOYEES

    The Company believes that its employee relations are satisfactory. The employees are not represented by a labor union, and the Company has never experienced any labor problems resulting in a work stoppage. As of September 30, 1996, the Company had 111 employees, 19 of whom were engaged in product development, 57 in consulting and services and 35 in marketing and administrative functions.

PROPERTY

    The Company leases offices in New York, New York (5,125 square feet at an annual cost of $123,648 with its lease expiring during November 2000), Salem, New Hampshire (15,600 square feet at an annual cost of $159,900 with its lease expiring during October 1999), Boca Raton, Florida (39,500 square feet at an annual cost of $51,348 with its lease expiring during July 1999 and 1,740 square feet at an annual cost of $22,620 with its lease expiring during December 1996), Santa Clara, California (1,700 square feet at an annual cost of $30,400 with its lease expiring during May 1997) and Framingham, Massachusetts (700 square feet at an annual cost of $15,000 terminable by either party with 30 days' notice). The Company believes its existing facilities are adequate for its current needs and that additional space should be available as required.

LEGAL PROCEEDINGS

    The Company is subject to certain legal actions that arise out of the normal course of business. It is management's belief that the outcome of these actions will not have a material effect on the Company's consolidated financial position or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


    The following table sets forth certain information with respect to each executive officer and director of the Company as of December 1, 1996.



NAME                                                  AGE                          POSITION
------------------------------------------------      ---      ------------------------------------------------
Robert R. MacDonald.............................          52   Chairman of the Board of Directors
Arie Kilman(1)(2)...............................          43   Chief Executive Officer and Director
Samuel Somech...................................          44   President and Director
Joseph J. Di Zazzo..............................          38   Controller, Chief Accounting Officer, Treasurer
                                                                 and Secretary
Theodore Fine...................................          59   Director
Frank J. Klein(1)(2)............................          54   Director
Lenny Recanati(1)(2)............................          43   Director


------------------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

    Each director holds office until the Company's next annual meeting of shareholders and until his successor is elected and qualified. Officers are elected annually by the Board of Directors and hold office at the discretion of the Board. The Company's directors receive no additional compensation for serving on the Board of Directors, other than reimbursement of reasonable expenses incurred in attending meetings. There are no family relationships among the Company's directors and executive officers. The Company has agreed that Candle may select a nominee for the Board of Directors in 1997, and the Company will use its best efforts to have such nominee elected.

    ROBERT R. MACDONALD has served as Chairman of the Board of Directors of the Company since July 1996 and as a director of the Company since December 1994. Mr. MacDonald served as President and Chief Executive Officer of the Company from October 1994 to July 1996. Mr. MacDonald had been employed as President and Chief Executive Officer of ProfitKey from May 1994 until it was acquired by the Company in October 1994. Mr. MacDonald has served as Chairman of the Board of Directors of Land & Sea, Inc., a private manufacturer of marine accessories and computerized dynamometers, since March 1990, and served as its Chief Executive Officer from March 1990 to December 1994. Mr. MacDonald received a B.S. in engineering physics and an M.E. in electrical engineering from Cornell University, and an M.B.A. from Harvard Business School.

    ARIE KILMAN has served as Chief Executive Officer of the Company since July 1996. Prior to that, Mr. Kilman served as President of the Company from July 1996 to October 1996 and as Chairman of the Board of Directors of the Company from December 1994 until July 1996. Mr. Kilman has served as Chairman and Chief Executive Officer of Level 8 from July 1996. Since 1983, Mr. Kilman has served as Chairman of the Board of Directors and President of Liraz, a software consulting and systems integration company, which he founded. Liraz is an Israeli public company, the shares of which are traded on the Tel Aviv Stock Exchange. Mr. Kilman received a B.A. in economics and computer science from Bar Ilan University in Israel. See "Principal and Selling Shareholders--Ownership of Liraz and Certain of its Affiliates."

    SAMUEL SOMECH has served as President of the Company since October 1996 and has been a director of the Company since April 1995. From April 1995 to October 1996, Mr. Somech served as Vice President of the Company. Mr. Somech co-founded Level 8 in February 1994 and has served as its President since April 1995. He founded Data Voice Systems, Inc. in January 1987 and served as its President until September 1990, when the company was acquired by System's Strategy, Inc., a division of NYNEX. From September 1990 until December 1993, Mr. Somech served as the Technical Director of the Messaging Group for NYNEX. In January 1994, Apertus Technologies, Inc. purchased the division from NYNEX, and Mr. Somech remained at his position until March 1994. Mr. Somech received a B.S. in electrical engineering from Technion University, Israel, an M.S. in computer science from Columbia University and an M.B.A. from Baruch College.

    JOSEPH J. DI ZAZZO has served as Chief Accounting Officer, Treasurer and Secretary of the Company since April 1995 and as Controller from January 1995. Mr. Di Zazzo has been Vice President, Finance of ProfitKey since January 1995, and was Controller of ProfitKey from May 1992 until January 1995. From June 1991 until May 1992, Mr. Di Zazzo was self-employed in the video business. From April 1987 until June 1991, he was the Controller of Workstation Technologies, a private computer workstation value-added reseller. Mr. Di Zazzo received a B.S. in business administration from Salem State College.

    THEODORE FINE has served as a director of the Company since April 1995. Mr. Fine co-founded Level 8 with Mr. Somech in February 1994. Since January 1993, Mr. Fine has been a management information systems consultant to the financial community and until July 1996 served as a marketing and sales consultant to the Company. He previously was Vice President of Technology for the retail international operations of Citibank, N.A. from March 1974 until December 1992. Mr. Fine received a B.S. in electrical engineering from the Cooper Union for the Advancement of Science and Art and an M.S. in electrical engineering from the University of Southern California.

    FRANK J. KLEIN has served as a director of the Company since December 1994. Since January 1, 1995, Mr. Klein has been the President of PEC Israel Economic Corporation ("PEC"), a corporation that holds equity interests in companies that are located in Israel or are Israel related. PEC owns approximately 9.3% of Liraz. Prior to Mr. Klein's appointment as President of PEC, he served as Executive Vice President of Israel Discount Bank of New York from 1985. Mr. Klein served as Executive Vice President of PEC from November 1977 to November 1991 and as Treasurer of PEC from May 1980 to November 1991. He is a director of PEC, as well as a number of companies affiliated with it, including Elron Electronics Industries Ltd. and Scitex Corporation Ltd. Mr. Klein holds bachelors degrees in both law and business from New York University. See "Principal and Selling Shareholders--Ownership of Liraz and Certain of its Affiliates."

    LENNY RECANATI has served as a director of the Company since December 1994. During the last 12 years, Mr. Recanati has been a senior manager and director of Discount Investment Corporation Ltd. ("DIC"), an Israeli company that owns approximately 9.3% of Liraz. He is Chairman of the Board of Directors of Ilanot-Discount's Mutual Fund Management Company and is a member of the boards of directors of a number of Israeli industrial and other enterprises affiliated with DIC, including: Liraz, Klil Industries Ltd., Caniel-Israel Can Company Ltd., Elron Electronics Industries Ltd., Super-Sol Ltd., Bayside Land Corporation Ltd., Tefron Ltd. and Tambour Ltd. Mr. Recanati received his bachelors degree in economics from the Hebrew University of Jerusalem and holds an M.B.A. from Columbia University. Mr. Recanati is the son of Jacob Recanati. See "Principal and Selling Shareholders--Ownership of Liraz and Certain of its Affiliates."

BOARD COMMITTEES AND MEMBERSHIP

    The Board of Directors held 12 meetings during 1995. During 1995, each incumbent director attended more than 75% of the total number of meetings of the Board of Directors during the period he was a director.

    On February 21, 1996 the Board of Directors formalized the creation of a Compensation Committee, which is comprised of Messrs. Kilman, Klein and Recanati. The Compensation Committee has (i) full power and authority to interpret the provisions of, and supervise the administration of, the Plan and
(ii) the authority to review all compensation matters relating to the Company.

    On February 21, 1996, the Board also formalized the creation of an Audit Committee, which is comprised of Messrs. Kilman, Klein and Recanati. The Audit Committee held a formal meeting on May 2,

1996 with the Company's auditors. The Audit Committee has the following duties: reviewing with the independent auditors the plans and results of the audit engagement; reviewing the adequacy, scope and results of the internal accounting controls and procedures; reviewing the degree of independence of the auditors; reviewing the auditors' fees; and recommending the engagement of auditors to the full Board of Directors.

EXECUTIVE COMPENSATION

    The following table sets forth all the cash compensation paid or to be paid by the Company, as well as certain other compensation paid or accrued, during 1995 to the Chairmain of the Board of the Company, the Chief Executive Officer and one named executive officer whose salary and bonus exceeded $100,000 during 1995. Prior to 1995, the Company was not a public company.

                                                                                       LONG-TERM
                                                                                     COMPENSATION
                                                                                        AWARDS
                                                                                     -------------
                                                                                      SECURITIES
                                                               ANNUAL COMPENSATION    UNDERLYING
                                                              ---------------------    OPTIONS/       ALL OTHER
NAME AND PRINCIPAL POSITION                          YEAR     SALARY($)   BONUS($)     SARS (#)     COMPENSATION
-------------------------------------------------  ---------  ----------  ---------  -------------  -------------
Arie Kilman......................................       1995  $        0  $       0       --             --
  Chairman of the Board of Directors(1)
Robert R. MacDonald..............................       1995  $  117,500(2) $  70,000    117,347(3)      --
  President and Chief Executive                         1994    $ 48,886    $20,000       --             --
  Officer(1)
H. Jeffrey Fencer................................       1995  $   83,756  $  42,560      10,410(3)   $   6,768(4)
  Vice President(1)

------------------------


(1) Mr. Kilman is currently the Chief Executive Officer of the Company and has an annual base salary of $200,000 and is entitled to a performance bonus of $150,000 upon completion of this offering. Mr. MacDonald is currently Chairman of the Board of Directors of the Company and has an annual base salary of $50,000 and is entitled to receive $1,200 for each day of service over eight days each quarter. Mr. MacDonald also receives a performance bonus which is established by the Board. Neither Mr. Kilman nor Mr. MacDonald has received any other compensation during 1996. Mr. Fencer is no longer employed by the Company.


(2) Mr. MacDonald commenced his employment with ProfitKey in May 1994 and served as President and Chief Executive Officer of the Company from October 1994 to July 1996. Accordingly, this amount reflects a partial year's salary.

(3) In February 1993 and October 1994, ProfitKey granted options to purchase shares of Common Stock to Mr. Fencer and Mr. MacDonald, respectively, pursuant to ProfitKey's then existing stock option plan. Upon the acquisition of the minority interest of ProfitKey by the Company in April 1995, the Company converted the ProfitKey options granted to Mr. Fencer and Mr. MacDonald into options under the Plan to purchase 5,460 and 58,237 shares of Common Stock, respectively, at the exercise price of $0.69 per share.

(4) Includes a car allowance of $4,200 and a payment of $2,568 for insurance premiums on behalf of Mr. Fencer.

OPTIONS GRANTED IN 1995

    The following table sets forth information about individual grants of stock options made to the Chairman of the Board of the Company, the Chief Executive Officer and one named executive officer during the year ended December 31, 1995.

                                                          INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE
                                       --------------------------------------------------------     VALUE AT ASSUMED
                                        NUMBER OF     % OF TOTAL                                 ANNUAL RATES OF STOCK
                                       SECURITIES       OPTIONS                                  PRICE APPRECIATION FOR
                                       UNDERLYING     GRANTED TO      EXERCISE OR                   OPTION TERM (2)
                                         OPTIONS     EMPLOYEES IN     BASE PRICE    EXPIRATION   ----------------------
NAME                                   GRANTED(1)     FISCAL YEAR       ($/SH)         DATE        5%($)       10%($)
-------------------------------------  -----------  ---------------  -------------  -----------  ----------  ----------
Arie Kilman..........................           0         --              --            --           --          --
Robert R. MacDonald..................      58,237(3)         11.5%     $    0.69      10/25/04   $  481,620  $  790,858
                                           59,110(4)         11.7%     $    6.60      07/27/05   $  139,500  $  453,374
H. Jeffrey Fencer....................       5,460(3)          1.1%     $    0.69      02/04/03   $   40,622  $   60,606
                                            4,950(4)                       $0.69      02/02/05     $ 40,937    $ 67,221

------------------------

(1) The exercisability of these options is dependent upon the optionee's continued employment with the Company. Options were granted at the fair market value of the Common Stock on the date of grant and expire 10 years from the date of grant. The option exercise price may be paid (i) in shares of Common Stock owned by the executive officer, (ii) by delivery of a promissory note of the executive officer on terms determined by the Compensation Committee, (iii) by delivery of an irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price, (iv) by delivery of irrevocable instructions to a broker to deliver promptly to the Company cash or a check to pay the exercise price,
    (v) in cash or (vi) in any combination thereof.

(2) The potential realizable value represents the estimated future gain in the value of the options over their exercise price immediately prior to the scheduled expiration date of the options. The calculation assumes the specified compounded rates of appreciation in the per share price of the Common Stock starting on the date of grant and further assumes that the options will be exercised on their expiration date. The actual value, if any, that may be realized will depend upon the market price of the Common Stock on the date the option is exercised. There is no assurance that the actual value, if any, that may be realized will be at or near the values estimated by the calculations in the table. The closing market price of the Common Stock at December 31, 1995 was $6.00 per share.


(3) In February 1993 and October 1994, ProfitKey granted options to purchase shares of its common stock to Mr. Fencer and Mr. MacDonald, respectively, pursuant to ProfitKey's then existing stock option plan. Upon the acquisition of ProfitKey by the Company in April 1995, the Company converted the ProfitKey options granted to Mr. Fencer and Mr. MacDonald into options under the Plan to purchase 5,460 and 58,237 shares of Common Stock, respectively. In October 1996, Mr. MacDonald exercised his option to purchase 58,237 shares of Common Stock; and, in November 1996, Mr. Fencer exercised his options to purchase 10,410 shares of Common Stock.


(4) All these options are currently exercisable.

AGGREGATED OPTION EXERCISES IN 1995 AND YEAR-END OPTION VALUES

    The following table sets forth information about unexercised stock options by the Chairman of the Board of the Company, the Chief Executive Officer and one named executive officer during 1995. No stock options were exercised by such individuals during 1995.

                                                                                           VALUE OF UNEXERCISED
                                                                  NUMBER OF UNEXERCISED   IN-THE-MONEY OPTIONS AT
                                                                  OPTIONS AT FY-END (#)         FY-END ($)
NAME                                                             EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
---------------------------------------------------------------  -----------------------  -----------------------
Arie Kilman....................................................                  0/0                --
Robert R. MacDonald............................................        70,059/47,288        $        309,238/$0
H. Jeffrey Fencer..............................................          5,460/4,950        $    28,993/$26,285

------------------------

(1) The market price of the Common Stock on December 31, 1995 was $6.00 per share.

DIRECTOR COMPENSATION

    The Company's directors receive no additional compensation for serving on the Board of Directors, other than reimbursement of reasonable expenses incurred in attending meetings.

EMPLOYMENT AGREEMENTS


    Under the employment agreement between the Company and Mr. Kilman, Mr. Kilman will serve as Chief Executive Officer of the Company until May 1, 1998, subject to earlier termination under certain circumstances. The agreement also provides that Mr. Kilman will devote substantially all of his business time to the affairs of the Company. The Company pays Mr. Kilman an annual base salary of $200,000, and a performance bonus of $150,000 upon completion of this offering. If Mr. Kilman's employment by the Company is terminated for any reason, Mr. Kilman has agreed that, for one year after such termination and except for his services for Liraz, he will not engage in any business that competes with the Company's business at the time of the termination.



    Under the employment agreement between the Company and Mr. MacDonald, Mr. MacDonald will serve as Chairman of the Board of Directors of the Company until May 1, 1998, subject to earlier termination under certain circumstances. The Company pays Mr. MacDonald an annual base salary of $50,000 and will pay $1,200 for each day of service over eight days each quarter. Mr. MacDonald also receives a performance bonus which is established by the Board. If Mr. MacDonald's employment by the Company is terminated for any reason, Mr. MacDonald has agreed that, for one year after such termination, he will not engage in any business that competes with the Company's business at the time of the termination.


    Under the employment agreement between the Company and Joseph J. Di Zazzo, Mr. Di Zazzo will serve as Controller and Chief Accounting Officer of the Company until May 1, 1998, subject to earlier termination under certain circumstances. The Company pays Mr. Di Zazzo an annual salary of $75,000, an annual increase of $5,000 and a performance bonus to be established by the Board. If Mr. Di Zazzo's employment is terminated for any reason, Mr. Di Zazzo has agreed that, for one year after such termination, he will not engage in any business that competes with the Company's business at the time of the termination.


    Under the employment agreement between the Company and Samuel Somech, Mr. Somech will serve as President of the Company until November 8, 1999, subject to earlier termination under certain circumstances. The Company pays Mr. Somech (a) an annual base salary of $150,000, (b) an annual increase in base salary as determined by the Board, in its discretion, (c) a performance bonus determined by the Board and (d) a car and telephone allowance of $2,000 a month. In the event that Mr. Somech is terminated prior to November 8, 1999, Level 8 will pay Mr. Somech a termination fee equal to 50% of the salary Mr. Somech would have received from the date of termination until November 8, 1999. If Mr. Somech's employment is terminated for any reason (other than by the Company without cause), Mr. Somech has agreed that, for one year after such termination, he will not directly or indirectly, (i) compete with Level 8's consulting services in the United States regarding middleware, messaging or fault-tolerant transaction processing, (ii) engage or participate in any business that provides consulting services within the United States with respect to middleware, messaging or fault-tolerant transaction processing, (iii) solicit or divert business from Level 8 or assist any business in attempting to do so, (iv) cause any business to refrain from doing business with Level 8 or (v) solicit or hire any person who was an employee of Level 8 during the term of his employment agreement or assist any business in attempting to do so.


    In addition to the indemnification provided under the Company's Restated Certificate of Incorporation and Bylaws, the Company has agreed to indemnify each of Messrs. Kilman, MacDonald and Di Zazzo for all reasonable expenses incurred in connection with the defense or settlement of any action or suit involving that individual in his capacity as a director and/or officer of the Company, as long as he acted in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company. Such indemnification will not be available, however, if the particular individual is judged to be liable for negligence or misconduct in performing his duties for the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Company did not have a Compensation Committee during 1995. Mr. MacDonald and Mr. Somech, officers of the Company during 1995, participated in deliberations of the Company's Board of Directors concerning executive officer compensation. There were no interlocking relationships between the Company and other entities that might affect the determination of the compensation of the directors and executive officers of the Company.

COMPENSATION POLICIES

    The Compensation Committee has not met and has not yet formulated compensation policies for senior management and executive officers. However, it is anticipated that the Compensation Committee will develop a company-wide program covering all employees and that the goals of such program will be to attract, maintain and motivate the Company's employees. It is further anticipated that one of the aspects of the program will be to link an employee's compensation to his or her performance, and that the grant of stock options or other awards related to the price of the Common Stock will be used in order to make an employee's compensation consistent with shareholders' gains. It is expected that salaries will be set competitively relative to the computer software industry and that individual experience and performance will be considered in setting salaries.

CHIEF EXECUTIVE OFFICER COMPENSATION

    During 1995, Mr. MacDonald, then Chief Executive Officer of the Company, was compensated substantially in accordance with his employment agreement with the Company. See "--Employment Agreements." Mr. MacDonald's bonus for 1995 was granted for Mr. MacDonald's work in connection with the completion of the purchase of Level 8 by the Company and the completion of the Company's initial public offering. This bonus was granted in lieu of any additional performance bonus provided for in Mr. MacDonald's employment agreement.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ACQUISITION OF LEVEL 8

    In April 1995, the Company acquired Level 8 from its shareholders, including Samuel Somech and Theodore Fine, for an aggregate of $2,000,000 and 525,159 shares of Common Stock. In addition, the Company granted Mr. Somech and Mr. Fine options to purchase 77,805 and 38,902 shares of Common Stock, respectively, at $5.00 per share. In connection with the acquisition, Level 8 entered into an employment agreement with Mr. Somech and a consulting agreement with Mr. Fine.

LIRAZ


    SALES OF COMMON STOCK TO LIRAZ EMPLOYEES. In March 1995, the Company sold an aggregate of 30,334 shares of Common Stock to eight employees of Liraz for approximately $.82 per share.


    BORROWINGS FROM LIRAZ SYSTEMS. Since its formation, Liraz has advanced to the Company an aggregate of approximately $4,025,000. In March 1995, Liraz contributed $500,000 of those advances to the capital of the Company in exchange for 363,983 shares of Common Stock. On July 25, 1995, Liraz contributed the balance of those advances to the capital of the Company in exchange for 471,264 shares of Common Stock and a promissory note in the principal amount of $1,228,172. The Company used $600,000 of the net proceeds from its initial public offering of the Common Stock in August 1995 to repay a portion of the note. The promissory note for the remaining indebtedness of $628,172 bears interest at the rate of 4% a year, with principal and interest payable quarterly over five years.

    AGREEMENT WITH PROFITKEY. In April 1995, ProfitKey and Liraz entered into an agreement, under which Liraz provided development services in Israel to accelerate the graphical user interface rewrite of ProfitKey's Rapid Response Manufacturing software product. Liraz and ProfitKey collaborated on the technical design and coding of the different software modules. Under the agreement, ProfitKey retains all rights to the software and paid $338,000 to Liraz for software development. The Company believes the terms of the agreement were at arm's length. Work under the agreement was completed in the third quarter of 1996.

    AGREEMENT WITH LEVEL 8. In December 1995, Level 8 and Liraz entered into a custom computer programming agreement under which Liraz agreed to provide development services and to share up to 50% of the development costs related to the development of certain Falcon External Gateways, which Level 8 is developing pursuant to an agreement between Level 8 and Microsoft. In exchange, Liraz will receive royalties from sales of the resulting products at the rate of 30% for the first $2,000,000 of revenue, 20% for the next $1,000,000 of revenues, and 8% for all revenues in excess of $3,000,000. In connection with this agreement, Level 8 and Liraz applied for and received an Israel--U.S. Binational Industrial Research and Development Foundation grant of $432,000 to offset up to 50% of the project's development costs.

    ONGOING RELATIONSHIP. The Company's President, Arie Kilman, also is President and Chairman of the Board of Liraz. Liraz has agreed to reimburse the Company at a rate of $1,200 a day for each day of service Mr. Kilman spends on matters relating to Liraz. For information regarding Mr. Kilman's employment agreement with the Company, see "Management--Employment Agreements."

    Liraz and the Company may from time to time compete for the same business opportunity or engage in transactions with each other. In that connection, Liraz and the Company have agreed that, in the case of any business opportunity primarily involving North America, the parties will use their best efforts to make the opportunity available to the Company; in the case of any business opportunity primarily involving the Middle East, the parties will use their best efforts to make the opportunity available to Liraz; and, in each other case, the parties will participate equally in the opportunity. This agreement will terminate on the earlier of (a) May 1998, subject to renewal thereafter, unless either party wishes to terminate the agreement, and (b) the date Liraz ceases to own at least 35% of the outstanding shares of Common Stock. In addition, the Company and Liraz have agreed that all other transactions between the two companies will be on terms no less favorable than those between unaffiliated parties.

    See "Principal and Selling Shareholders--Ownership of Liraz and Certain of its Affiliates" for a description of the relationship between Liraz and Messrs. Kilman, Klein and Recanati, directors of the Company.

CANDLE CORPORATION

    SALE OF COMMON STOCK TO CANDLE. In July 1996, the Company sold 246,800 shares of Common Stock to Candle for $11 per share.


    LETTER OF INTENT. In July 1996, the Company, Level 8 and Candle entered into a letter of intent regarding certain products. Pursuant to the letter of intent, Level 8 has agreed to enter into a non-exclusive distribution and technology license agreement for its Falcon External Gateways and a non-exclusive technology license agreement for its DOT/XM. The Company is currently negotiating the terms of the definitive agreements and expects to enter into such agreements during the first quarter of 1997.


    PRODUCT PURCHASE AGREEMENT. In August 1996, Level 8 and Candle entered into a product purchase agreement. Pursuant to the agreement, Candle acquired MQSecure, a transactional messaging security product developed by Level 8, and, in exchange, provided Level 8 with a non-refundable advance of $250,000 against future royalties to Level 8 of 20% (up to an aggregate of $3.0 million) on sales of that product.

    SOFTWARE AGENCY AGREEMENT. Level 8 entered into a software agency agreement with Candle in October 1996. Pursuant to the agreement, Level 8 acquired the non-exclusive right to market within North America certain systems management products owned by Candle. In exchange, Candle agreed to pay Level 8 a 15% royalty on the net revenue from any sales of such products by Level 8.

                       PRINCIPAL AND SELLING SHAREHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of November 8, 1996, and as adjusted for the sale by the Company of the Shares in this offering, by (a) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (b) each of the Company's executive officers and directors, (c) all executive officers and directors of the Company as a group and (d) each Selling Shareholder.


                            AMOUNT AND NATURE OF BENEFICIAL
                                                                               AMOUNT AND NATURE OF
                               OWNERSHIP OF COMMON STOCK                    BENEFICIAL OWNERSHIP AFTER
                                BEFORE THIS OFFERING(1)                           THIS OFFERING
                            --------------------------------   NUMBER OF   ----------------------------
                                              PERCENTAGE OF     SHARES                   PERCENTAGE OF
                               NUMBER OF       OUTSTANDING       BEING      NUMBER OF     OUTSTANDING
NAME                            SHARES           SHARES       OFFERED(2)    SHARES(2)      SHARES(2)
--------------------------  ---------------  ---------------  -----------  -----------  ---------------
Liraz Systems
  Ltd.(3)(4)..............     2,911,863             43.5%        50,000    2,861,863           39.0%
Liraz Export (1990)
  Ltd.(3)(4)..............       962,139             14.4%       120,000      842,139           11.5%
Arie Kilman(5)(6).........        --    (7)        --             --           --             --
Robert R.
  MacDonald(5)(6).........       182,740(8)           2.7%        55,661      127,079(8)          1.7%
Samuel Somech(5)(6).......       285,606(9)           4.3%        70,000      215,606(9)          2.9%
Theodore Fine(6)..........       136,014(10)          2.0%        41,000       95,014(10)          1.3%
Joseph J. Di Zazzo(5).....         4,388(11)        *             --            4,388(11)        *
Frank J. Klein(6).........        --    (12)       --             --           --    (12)       --
Lenny Recanati(6).........        --    (13)       --             --           --    (13)       --
Milford W. MacDonald......        27,898            *             15,000       12,898          *
Joel Leonoff..............        19,801            *             19,801       --             --
Mitchell Wasserman........        19,801            *             19,801       --             --
Richard N. Rakup..........        14,923            *             14,923       --             --
Jacob Vind................        10,192            *              4,192        6,000          *
Michael J. Clare..........         7,280            *              7,280       --             --
Moti Gutman...............         5,339            *              5,339       --             --
Avishay Hermesh...........         5,339            *              5,339       --             --
Yossi Shemesh.............         3,640            *              3,640       --             --
Elisha Mazali.............         2,184            *              2,184       --             --
Shabtay Efraim............         2,184            *              2,184       --             --
Marilyn McLean............         1,460            *              1,460       --             --
Matti Rotter..............           728            *                728       --             --
Jonathan Korpel...........           728            *                728       --             --
Roger Tedesco.............           480            *                480       --             --
Carol Ann Wingrove........           260            *                260       --             --
All directors and
  executive officers as a        608,748(7)-                                  442,087(7)-
  group (7 individuals)...              (13)          9.1%        --                 (13)          6.0%


------------------------

*   Less than 1% of the outstanding Common Stock.

(1) The persons named in this table have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them.


(2) Assumes no exercise of the Underwriters' over-allotment option. In the event such option is exercised in full, Liraz Export (1990) Ltd. will sell an additional 50,000 shares and will beneficially own 792,139 shares, or 10.7%, of the Common Stock after this offering; Samuel Somech will sell an additional 30,000 shares and will beneficially own 185,606 shares, or 2.5%, of the Common Stock after this offering; Robert R. MacDonald will sell an additional 20,000 shares and will beneficially own 107,079 shares, or 1.5%, of the Common Stock after this offering; Theodore Fine will sell an additional 15,000 shares and will beneficially own 80,014 shares, or 1.1%, of the Common Stock after this offering; and Milford W. MacDonald will sell an additional 5,000 shares and will beneficially own 7,898 shares, or less than 1%, of the Common Stock after this offering.

(3) Liraz Export (1990) Ltd. is a wholly-owned subsidiary of the Liraz Systems Ltd. The shares of Liraz Systems Ltd. are owned approximately: 32.3% by Mr. Kilman; 16.2% by PEC; 16.2% by DIC; and 36% by the public in Israel.

(4) The address of each of Liraz Systems Ltd. and Liraz Export (1990) Ltd. is 5 Hatzoref Street, Holon 58856, Israel.

(5) The referenced individual is an executive officer of the Company.

(6) The referenced individual is a director of the Company.

(7) Excludes 3,874,002 shares owned by Liraz, which may be deemed beneficially owned by Mr. Kilman as a result of his position as President, Chief Executive Officer and the owner of approximately 32.3% of Liraz. See "Principal and Selling Shareholders--Ownership of Liraz and Certain of its Affiliates" below.

(8) Includes 59,110 shares subject to stock options exercisable within 60 days and excludes 30,432 shares held by family members of Mr. MacDonald.

(9) Includes 138,902 shares subject to stock options exercisable within 60 days and excludes 288,902 shares subject to stock options not exercisable within 60 days.

(10) Includes 44,451 shares subject to stock options exercisable within 60 days and excludes 44,451 shares subject to stock options not exercisable within 60 days.


(11) Includes 4,297 shares subject to stock options exercisable within 60 days and excludes 11,206 shares subject to stock options not exercisable within 60 days.


(12) Excludes 3,874,002 shares owned by Liraz, which may be deemed beneficially owned by Mr. Klein as a result of his position as an executive officer of PEC, which owns approximately 16.2% of Liraz. See "Principal and Selling Shareholders--Ownership of Liraz and Certain of its Affiliates" below.

(13) Excludes 3,874,002 shares owned by Liraz, which may be deemed beneficially owned by Mr. Recanati as a result of his position as an executive officer of DIC, which owns approximately 16.2% of Liraz. See "Principal and Selling Shareholders--Ownership of Liraz and Certain of its Affiliates" below.

OWNERSHIP OF LIRAZ AND CERTAIN OF ITS AFFILIATES

    Mr. Kilman is party to a shareholders agreement (the "Shareholders Agreement") with PEC and DIC, pursuant to which Mr. Kilman, PEC and DIC have agreed to act together to elect directors of Liraz and for certain other purposes. The Company has been advised that each of PEC and DIC beneficially owned approximately 16.2% of the ordinary shares of Liraz as of November 4, 1996. By virtue of the Shareholders Agreement, each party to the Shareholders Agreement may be deemed to own beneficially the ordinary shares of Liraz owned by the other parties. Each party to the Shareholders Agreement disclaims beneficial ownership of the ordinary shares of Liraz owned by the other parties to the agreement.

    IDB Holding Corporation Ltd. ("IDB Holding") owns approximately 71.48% of the outstanding shares of IDB Development Corporation Ltd. ("IDB Development"). IDB Development, in turn, owns approximately 70% of the outstanding PEC common stock and approximately 55% of the outstanding DIC common stock. By reason of IDB Holding's ownership of IDB Development voting securities, IDB Holding may be deemed the beneficial owner of the PEC common stock and DIC common stock held by IDB Development. By reason of their positions with, and control of voting securities of, IDB Holding, Messrs. Raphael Recanati, of Tel Aviv, Israel, and Jacob Recanati, of Haifa, Israel, who are brothers, and Leon Recanati, of Tel Aviv, Israel, and Judith Yovel Recanati, of Herzliya, Israel, who are brother and sister, may each be deemed to share the power to direct the voting and disposition of the outstanding shares of PEC common stock and DIC common stock owned by IDB Development and may each, under existing regulations of the Commission, therefore be deemed a beneficial owner of these shares. Leon Recanati and Judith Yovel Recanati are the nephew and niece of Raphael and Jacob Recanati. Companies the Recanati family controls hold approximately 52.4% of the outstanding ordinary shares of IDB Holding.

    Except as noted above, the Company believes the beneficial owners referred to above have sole voting and investment power regarding the shares of Common Stock shown as being beneficially owned by them.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon completion of this offering, the Company will have 6,908,575 shares of Common Stock outstanding and 900,000 shares of Common Stock reserved for issuance upon the exercise of options that may be granted under the Plan, under which options to acquire 792,822 shares have been granted and are currently outstanding, and 146,188 shares of Common Stock issuable upon the exercise of warrants currently outstanding. The 1,100,000 shares of Common Stock sold in this offering will be freely tradeable without restriction under the Securities Act, except for any shares purchased by an "affiliate" of the Company (as that term is defined under the rules and regulations of the Securities Act), which will be subject to the resale limitations of Rule 144 under the Securities Act. Of the presently outstanding shares of Common Stock, 4,559,756 shares are, and 6,188 shares issuable upon the exercise of the warrants will be, "restricted securities" for purposes of Rule 144 and may not be resold in a public distribution, except in compliance with the registration requirements of the Securities Act or pursuant to a valid exemption from registration, including Rule 144.



    In general, under Rule 144(e), as currently in effect, a shareholder (or shareholders whose shares are aggregated), including an affiliate, who has beneficially owned for at least two years shares of Common Stock that are treated as "restricted securities," would be entitled to sell publicly, within any three-month period, up to the greater of 1% of the then outstanding shares of Common Stock (6,908,575 shares immediately after the completion of this offering) or the average weekly reported trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of sale is given, provided certain requirements are satisfied. In addition, affiliates of the Company must comply with additional requirements of Rule 144 in order to sell shares of Common Stock (including shares acquired by affiliates in this offering). Under Rule 144, a shareholder deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale by him, and who has beneficially owned for at least three years shares of Common Stock that are treated as "restricted securities," would be entitled to sell those shares without regard to the foregoing requirements.



    The Company and certain shareholders of the Company, including all directors and officers, who after this offering will own 3,899,329 shares of Common Stock (3,784,329, if the Underwriters exercise the over-allotment option in full) are subject to lock-up agreements (the "Lock-Up Agreements") with Hampshire Securities Corporation, under which these shares may not be sold publicly during the Lock-Up Period without the prior written consent of Hampshire Securities Corporation. Then and soon thereafter, all those shares will become eligible for sale under Rule 144, and may be resold in the public market only in compliance with the registration requirements of the Securities Act, pursuant to a valid exemption from registration or pursuant to Rule 144. In addition, Liraz has the right, exercisable after the Lock-Up Period, to have its shares registered under the Securities Act at various times. See "--Registration Rights" below.


REGISTRATION RIGHTS

    The Company has agreed that after December 27, 1996, at the request of Liraz (and on no more than two occasions), the Company will file a registration statement under the Securities Act for an underwritten offering of the Common Stock owned by Liraz. In addition, if the Company otherwise proposes to register its Common Stock under the Securities Act, Liraz may request that the Company register its shares of Common Stock as well (subject to various limitations). All fees and expenses in excess of $50,000, but excluding accounting fees incurred in connection with any registration requested by Liraz will be borne by Liraz. All fees and expenses incurred in connection with any other registration will be borne by the Company, except that Liraz will pay all fees and expenses of its own counsel and all underwriting discounts and commissions relating to its Common Stock.

    In connection with this offering, the Company has agreed to sell to the Representative, individually and not as representative of the several Underwriters, for $100, warrants to purchase 100,000 shares of Common Stock. The Company has agreed to file a registration statement with respect to the shares of

Common Stock to be acquired upon the exercise of the Representative's Warrants (the "Warrant Shares"). See "Underwriting."


    In connection with its initial public offering, the Company sold to the Representative warrants (the "Outstanding Warrants") to purchase 140,000 shares of Common Stock. The Company has agreed to file a registration statement under the Securities Act for an offering of the Outstanding Warrants and shares of Common Stock issued upon the exercise of the Outstanding Warrants. In the event that such registration statement is not declared effective by March 17, 1997, the exercise price per share will decrease by 5% on such date and every month thereafter until the registration statement is declared effective.


    In addition, the Company has agreed to give advance notice to holders of the Outstanding Warrants and the underlying Common Stock of its intention to file a registration statement, and in one such case, holders of the Outstanding Warrants and the underlying Common Stock will have the right to require the Company to include the underlying Common Stock in such registration statement at the Company's expense.

    The Company has agreed, at the request of Candle, to file a registration statement under the Securities Act for an offering by Candle of its Common Stock during the 12-month period beginning on March 1, 1999. In addition, if the Company otherwise proposes to register its Common Stock under the Securities Act, Candle may request that the Company register its shares of Common Stock as well (subject to various limitations).

    The Company has agreed to use its best efforts to cause each such registration statement to be declared effective under the Securities Act.

                           DESCRIPTION OF SECURITIES

    The Company's Restated Certificate of Incorporation and Bylaws include provisions which are intended by the Board of Directors to help assure fair and equitable treatment of the Company's shareholders in the event that a person or group should seek to gain control of the Company in the future. Such provisions, which are discussed below, may make a takeover attempt or change in control more difficult, whether by tender offer, proxy contest or otherwise. Accordingly, such provisions may be viewed as disadvantageous to shareholders inasmuch as they might diminish the likelihood that a potential acquirer would make an offer for the Common Stock (perhaps at an attractive premium over the market price), impede a transaction favorable to the interests of the shareholders, or increase the difficulty of removing the incumbent Board of Directors and management, even if in a particular case removal would be beneficial to the shareholders.


    The authorized capital stock of the Company consists of 16,000,000 shares of capital stock, 15,000,000 of which may be common stock, par value $0.01 per share, and 1,000,000 of which may be preferred stock. On December 16, 1996, there were 6,248,575 shares of Common Stock outstanding; no shares of preferred stock currently are outstanding.


COMMON STOCK

    Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of shareholders, including the election of directors. There is no cumulative voting in the election of directors; consequently, the holders of a majority of the outstanding shares of Common Stock can elect all of the directors then standing for election.

    Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. Holders of Common Stock have no conversion, redemption or preemptive rights to subscribe to any securities of the Company. All outstanding shares of Common Stock will be fully paid and nonassessable. In the event of any liquidation, dissolution or winding-up of the affairs of the Company, holders of Common Stock will be entitled to share ratably in the assets of the Company remaining after provision for payment of liabilities to creditors and the preferences, if any, of holders of preferred stock. The rights, preferences and privileges of holders of Common Stock are subject to the rights of the holders of any shares of preferred stock which the Company may issue in the future.

CERTAIN CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

    PREFERRED STOCK. As described above, the Board of Directors is authorized to provide for the issuance of shares of preferred stock, in one or more series, and to fix by resolution and to the extent permitted by the BCL, the terms and conditions of such series. The Company believes that the availability of the preferred stock issuable in series will provide it with increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which might arise. Although the Board of Directors has no present intention to do so, it could issue a series of preferred stock that could, depending on its terms, either impede or facilitate the completion of a merger, tender offer or other takeover attempt.

    BUSINESS COMBINATIONS. Section 912 of the BCL regulates "business combinations," a term covering a broad range of transactions between "resident domestic corporations" (as defined, which term would include the Company) and an interested shareholder, which is defined as any person beneficially owning 20% or more of the outstanding voting stock of the resident domestic corporation or any affiliate or associate of that owner. Under the statute, a resident domestic corporation may not engage in any business combination with any interested shareholder, unless (a) if the business combination is to occur within five years of the date the shareholder acquired 20% or more ownership, either the business combination or the stock acquisition was previously approved by the Board of Directors, or (b) the business combination is approved by a majority of outstanding voting stock (not including shares owned by the interested shareholder), which approval may not be effectively given until approximately five years after the interested shareholder first attained 20% ownership (the "Stock Acquisition Date"), or (c) the business combination occurs after five years after the interested shareholder's Stock Acquisition Date and the consideration paid to the non-interested shareholders meets certain stringent conditions imposed by section 912. The restrictions imposed by section 912 will not apply to a corporation that amends its by-laws by the affirmative vote of a majority of its outstanding voting stock (not including shares owned by the interested shareholder) to "opt out" of section 912; however, an amendment will not be effective for 18 months after the vote and will not apply to any business combination where the Stock Acquisition Date precedes the amendment. At this time, the Company will not seek to "opt out" of section 912 and, therefore, the restrictions imposed by section 912 will apply to the Company.

    Section 912 of the BCL may discourage other persons from making a tender offer for, or acquisitions of, a number of shares of the Common Stock. This could have the incidental effect of inhibiting changes in management and also may prevent temporary fluctuations in the market price of the Common Stock that often result from actual or rumored takeover attempts. In addition, the limited liability provisions in the Company's Certificate of Incorporation with respect to directors and the indemnification provisions in the Company's by-laws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty and also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise have benefitted the Company and its shareholders. Furthermore, a shareholder's investment in the Company may be adversely affected to the extent the Company pays the costs of settlement and damage awards against the Company's directors and officers pursuant to the indemnification provisions in the Company's by-laws.

WARRANTS

    OUTSTANDING WARRANTS. In connection with its initial public offering, the Company sold to the Representative the Outstanding Warrants. The Outstanding Warrants are exercisable for a four-year period beginning on July 27, 1996 at a price per share equal to $7.425. The Outstanding Warrants contain antidilution provisions providing for adjustment of the exercise upon the occurrence of certain events, including stock dividends, stock splits, recapitalizations and sales of Common Stock below the then current market price. The holders of the Outstanding Warrants have no voting, dividend or other rights as shareholders of the Company with respect to shares of Common Stock underlying the Outstanding Warrants, except to the extent the Outstanding Warrants shall have been exercised.

    BANK WARRANTS. In connection with the renegotiation of ProfitKey's bank loan in 1992, warrants were issued to the bank to purchase shares of ProfitKey's common stock. On April 3, 1995, the warrants were converted into warrants to purchase 6,188 shares of Common Stock at a price per share equal to $6.87. The warrants expire on March 31, 1997.

    DILUTIVE EFFECT. While any of the Company's warrants are exercisable, a warrant holder will have the opportunity to profit from a rise in the market price of the Common Stock, with a resulting dilution in the interest of other shareholders.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company, New York, New York.

                                  UNDERWRITING

    The Underwriters named below, for which Hampshire Securities Corporation is acting as representative, have severally, and not jointly, agreed, subject to the terms and conditions contained in the Underwriting Agreement, to purchase, and the Company has agreed to sell, the Shares offered hereby in the amounts set forth opposite their respective names below.


                                                                                   NUMBER OF
NAME                                                                                 SHARES
---------------------------------------------------------------------------------  ----------
Hampshire Securities Corporation.................................................     910,000
Alex. Brown & Sons Incorporated..................................................      20,000
Hambrecht & Quist LLC............................................................      20,000
Lehman Brothers Inc. ............................................................      20,000
Montgomery Securities............................................................      20,000
Salomon Brothers Inc.............................................................      20,000
Unterberg Harris.................................................................      20,000
Gabelli & Company, Inc. .........................................................      10,000
Jefferies & Company, Inc. .......................................................      10,000
Mesirow Financial................................................................      10,000
Needham & Company, Inc. .........................................................      10,000
Pennsylvania Merchant Group Ltd. ................................................      10,000
Van Kasper & Company.............................................................      10,000
H.C. Wainwright & Co., Inc. .....................................................      10,000
                                                                                   ----------
      Total......................................................................   1,100,000
                                                                                   ----------
                                                                                   ----------


    A copy of the Underwriting Agreement has been filed as an exhibit to the Registration Statement, to which reference is hereby made. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions. The Underwriters shall be obligated to purchase all the Shares, if any are purchased.


    Through the Representative, the Underwriters have advised the Company that they propose to offer the Shares to the public at the public offering price set forth on the cover page of this Prospectus and that they may allow to certain dealers who are members of the National Association of Securities Dealers, Inc. ("NASD"), and to certain foreign dealers, concessions not in excess of $0.40 per share, of which amount a sum not in excess of $0.14 per share may be reallowed by such dealers to other dealers who are members of the NASD and to certain foreign dealers. After the commencement of this offering, the concessions and reallowances may be changed by the Representative.


    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect of those liabilities.


    The Company has agreed to pay the Representative an expense allowance, on a non-accountable basis, equal to 3% of the gross proceeds derived from the sale of 1,100,000 shares in this offering (and any shares sold upon the exercise of the over-allotment option). The Company has paid $25,000 as an advance on that allowance. The Company also has agreed to pay certain of the Representative's expenses in connection with this offering, including expenses in connection with qualifying the shares for sale under the laws of the states the Representative may designate. See "--Representative's Warrants" below.



    Holders of approximately 56% of the 6,908,575 shares of Common Stock outstanding after the offering, including the officers and directors of the Company, have agreed not to sell publicly the shares of Common Stock during the Lock-Up Period without the prior written consent of the Representative.


    The Underwriters do not intend to confirm sales of Common Stock offered by this Prospectus to any accounts over which they exercise discretionary authority.

    In connection with the offering made hereby, certain Underwriters and selling group members (if any) or their respective affiliates who are qualified registered market makers on the Nasdaq National Market may engage in passive market making transactions in the Common Stock on the Nasdaq National Market in accordance with Rule 10b-6A under the Exchange Act, during the two business day period before commencement of offers or sales of the Common Stock. The passive market making transactions must comply with applicable volume and price limits and be identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.


    The Company and the Selling Shareholders have granted the Representative an option, exercisable during the 45-day period commencing on the date of this Prospectus, to purchase at the public offering price per share less the Underwriters' discounts and commissions up to 45,000 and 120,000 shares of Common Stock, respectively, for the sole purpose of covering over-allotments, if any. After the commencement of this offering, the Representative may confirm sales of shares of Common Stock subject to this over-allotment option. Purchases of shares of Common Stock upon exercise of the over-allotment option will result in the realization of additional compensation by the Representative.



    In connection with this offering, the Company has agreed to sell to the Representative, individually and not as representative of the several Underwriters, for $110, warrants to purchase 110,000 shares of Common Stock. The Representative's Warrants are exercisable for four years, commencing one year from the date of this Prospectus, at a price per share (the "Exercise Price") equal to 135% of the public offering price per share. The Representative's Warrants may not be sold, transferred, assigned, pledged or hypothecated for 12 months from the date of this Prospectus, except to members of the selling group and to officers and partners of the Representative or members of the selling group. The Representative's Warrants contain antidilution provisions providing for adjustment of the Exercise Price and the number of shares of Common Stock issuable upon the exercise thereof upon the occurrence of certain events, including stock dividends, stock splits, recapitalizations and sales of Common Stock below the then current market price. The holders of the Representative's Warrants have no voting, dividend, or other rights as shareholders of the Company with respect to shares of Common Stock underlying the Representative's Warrants, except to the extent the Representative's Warrants shall have been exercised.



    The Company has agreed that, at the request of the holders of a majority of the Representative's Warrants and Warrant Shares (and on no more than one occasion), the Company will file a registration statement under the Securities Act for an offering of the Warrant Shares during the four-year period beginning on the first anniversary of the date of this Prospectus; and the Company has agreed to use its best efforts to cause each such registration statement to be declared effective under the Securities Act. In addition, the Company has agreed to give advance notice to holders of the Representative's Warrants and Warrant Shares of its intention to file a registration statement, and in one such case, holders of the Representative's Warrants and the Warrant Shares will have the right to require the Company to include the Warrant Shares in such registration statement at the Company's expense.


    While the Representative's Warrants are exercisable, the Representative and any transferee will have the opportunity to profit from a rise in the market price of the Common Stock, with a resulting dilution in the interest of other shareholders. In addition, during that period, the terms on which the Company will be able to obtain additional capital may be adversely affected, since the Representative is likely to exercise its warrants at a time when the Company would, in all likelihood, be able to obtain capital by a new offering of securities on terms more favorable than those provided in the Representative's Warrants.


    The Company has agreed that, until December 17, 1999, Hampshire Securities Corporation may appoint an observer to attend all meetings of the Company's Board of Directors. The observer has the right to receive notice of all meetings of the Board of Directors and to attend such meetings. However, the Board of Directors may exclude the observer from any meeting at which, in the opinion of the Board, confidential or sensitive matters are to be discussed. The observer will be entitled to reimbursement for up to $500 of out-of-pocket expenses for attendance at those meetings. In addition, the observer will be entitled to indemnification, to the same extent as the Company's directors. Hampshire Securities Corporation has advised the Company that its initial designee is an officer of Hampshire Securities Corporation.

                                 LEGAL MATTERS

    The validity of the Common Stock being offered by this Prospectus will be passed upon for the Company by Proskauer Rose Goetz & Mendelsohn LLP, New York, New York. Certain legal matters will be passed upon for the Underwriters by Brock Fensterstock Silverstein McAuliffe & Wade LLC, New York, New York.

                                    EXPERTS

    The audited financial statements in this Prospectus and elsewhere in the registration statement of which this Prospectus is a part have been audited by Lurie, Besikof, Lapidus & Co., LLP, independent public accountants, as indicated in their reports with respect to those financial statements, and are included in this Prospectus in reliance upon the authority of that firm as experts in giving such reports.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Certain statements in the Prospectus Summary and under the captions "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following general economic and business conditions: the loss of, or the failure to replace, any significant customers; changes in business strategy or development plans; the timing and success of new product introductions; the quality of management; the availability, terms and deployment of capital; the business abilities and judgments of personnel; the availability of qualified personnel; and other factors referenced in this Prospectus. These forward-looking statements speak only as of the date of this Prospectus. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act with respect to the Shares offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Shares offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document that has been filed as an exhibit to the Registration Statement are qualified in their entirety by reference to such exhibits for a complete statement of their terms and conditions. The Company also files periodic reports and other information required to be filed pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Registration Statement and such periodic reports and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549 or at certain of the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, upon payment of the fees prescribed by the Commission. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site (http://www.sec.gov) through which the Registration Statement and the Company's periodic reports and other information can be retrieved.


    The Common Stock is quoted on the Nasdaq National Market under the symbol "LVEL." Reports and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, D.C. 20006.

                                    GLOSSARY

API

    Application Program Interface. The software that creates the visual presentation on a computer screen.

CICS

    Specialized software sold by IBM that acts as a transaction monitor to control access to data and to provide communications.

CORBA

    Common Object Request Broker Architecture. A standard for distributed objects established by the Object Management Group, an affiliation of software suppliers and customers.

DISTRIBUTED OBJECTS

    A group of objects that follow rules that are standard within the computer programming industry, such that individual objects can be readily shared by different applications or computers.

DEC VMS

    A computer operating system sold by Digital Equipment Corporation for use on its computers.

DOT/XM

    Distributed Object Transactions. The current name for Level 8's product which combines third-party transactional messaging and distributed object products in a Level 8 designed tool that facilitates integration of legacy systems into modern, open systems architectures, by representing the legacy systems as a collection of objects.

ENTERPRISE MESSAGING

    The use of transactional messaging software to allow messages to be sent to all computer systems in a company.

FALCON

    The current name used by Microsoft for Microsoft's product that provides transactional messaging within the Microsoft environment.

FALCON EXTERNAL GATEWAYS

    The current name used by Level 8 for the products developed by Level 8 to provide gateways between Falcon running in the Microsoft environment and other software running in the non-Microsoft environment.

FRONT-END CLIENT

    Desktop software applications that are the visual interface to server programs.

JAVA

    A computer programming language developed by Sun Microsystems, Inc., and typically used in an internet environment, that allows application programs to be written which are portable across different hardware platforms.

LEGACY SYSTEM

    A term used to describe the centralized computer systems that typically exist in large companies, in comparison with the newer, and often distributed, client-server systems. Typically they are mainframe computers that run most of the programs and store most of the data used in the operations of a company.

MESSAGING GATEWAYS

    Specialized software that translates from one messaging protocol to another.

MIDDLEWARE

    Various types of software that facilitate communication among otherwise incompatible hardware and software.

MRP II

    Manufacturing Resource Planning. An integrated application software package used by manufacturers to manage their manufacturing operations and to report financial results.

MQSECURE

    A transactional messaging security product.

MVS

    A computer operating system sold by IBM for use on IBM mainframe computers.

OBJECT

    A grouping of software code with associated data that is designed for a particular purpose.

ORB

    Object Request Broker. Specialized software that manages the availability of software objects for use by various applications.

ORBIX

    Iona Corporation's implementation of an ORB that meets the CORBA standard.

PORTED

    The process of converting the software code of a product so that the product operates on a new hardware platform.

THREE-TIER ARCHITECTURE

    A computer system architecture that consists of personal computers (the front-end clients) connected to servers (the middle tier) which communicate with legacy systems (back-end systems).

TRANSACTIONAL MESSAGING

    Specialized middleware that stores and sends discrete computer messages reliably and securely between computers that utilize different hardware and software.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----

LEVEL 8 SYSTEMS, INC. AND SUBSIDIARIES:

Independent Auditor's Report...............................................................................         F-2

Consolidated balance sheets as of December 31, 1995 and 1994 and September 30, 1996 (unaudited)............         F-3

Consolidated statements of operations for the years ended December 31, 1993, 1994, and 1995 and the nine
  months ended September 30, 1995 and 1996 (unaudited).....................................................         F-4

Consolidated statements of changes in shareholders' equity for the years ended December 31, 1993, 1994, and
  1995 and the nine months ended September 30, 1996 (unaudited)............................................         F-5

Consolidated statements of cash flows for the years ended December 31, 1993, 1994, and 1995 and the nine
  months ended September 30, 1995 and 1996 (unaudited).....................................................         F-6

Notes to consolidated financial statements.................................................................         F-8

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors and Shareholders
Level 8 Systems, Inc.
New York, New York

    We have audited the accompanying consolidated balance sheets of LEVEL 8 SYSTEMS, INC. (formerly Across Data Systems, Inc.) AND SUBSIDIARIES as of December 31, 1994 and 1995, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of LEVEL 8 SYSTEMS, INC. AND SUBSIDIARIES as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          LURIE, BESIKOF, LAPIDUS & CO., LLP


Minneapolis, Minnesota
January 26, 1996 (except for Note 13,
as to which the date is September 9, 1996 and except for the last sentence of Note 13, as to which the date is November 8, 1996)

                     LEVEL 8 SYSTEMS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                     DECEMBER 31,
                                                                                -----------------------  SEPTEMBER 30
                                                                                   1994        1995          1996
                                                                                ----------  -----------  ------------
                                                                                                         (UNAUDITED)
                                                       ASSETS

CURRENT ASSETS
  Cash and cash equivalents...................................................  $  691,305  $ 3,147,509   $2,600,756
  Marketable securities.......................................................      --        2,044,962    2,497,493
  Accounts receivable, less allowance for doubtful accounts of $56,000,
    $75,000 and $159,000, respectively........................................     533,802    1,423,603    2,351,592
  Income taxes receivable.....................................................      --          --           597,473
  Inventory...................................................................      63,687      125,334      166,471
  Prepaid expenses and other assets...........................................      70,216      157,054      265,488
  Deferred income taxes.......................................................     266,700      268,000       86,500
                                                                                ----------  -----------  ------------
      TOTAL CURRENT ASSETS....................................................   1,625,710    7,166,462    8,565,773
                                                                                ----------  -----------  ------------
PROPERTY AND EQUIPMENT........................................................     287,260      586,881      969,933
                                                                                ----------  -----------  ------------
OTHER ASSETS
  Excess of cost over net assets of businesses acquired, net..................     841,743    3,717,393    2,320,839
  Service contracts acquired, net.............................................   2,372,532    2,016,850    1,861,371
  Software development costs, net.............................................     704,773    1,505,169    2,242,969
  Deferred income taxes.......................................................      --           26,400       --
  Deposits and deferred costs.................................................      16,820       40,043       60,038
                                                                                ----------  -----------  ------------
                                                                                 3,935,868    7,305,855    6,485,217
                                                                                ----------  -----------  ------------
                                                                                $5,848,838  $15,059,198   $16,020,923
                                                                                ----------  -----------  ------------
                                                                                ----------  -----------  ------------

                                        LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
  Current maturities of long-term debt........................................  $   71,008  $    36,131   $    8,593
  Current maturities of loan from related company.............................      --          117,000      122,000
  Accounts payable............................................................     538,905      514,249    1,452,720
  Accrued expenses............................................................     345,730      444,841      618,707
  Due to former shareholders of acquired subsidiary...........................     211,107      --            --
  Income taxes payable........................................................     302,926       88,412       --
  Customer deposits...........................................................     289,838      213,221      204,606
  Deferred revenue............................................................   1,545,490    1,648,987    1,542,982
                                                                                ----------  -----------  ------------
      TOTAL CURRENT LIABILITIES...............................................   3,305,004    3,062,841    3,949,608
                                                                                ----------  -----------  ------------
OTHER LIABILITIES
  Long-term debt, net of current maturities...................................      19,053       43,975       26,009
  Loans from related companies, net of current maturities.....................   2,015,165      453,847      360,685
  Deferred income taxes.......................................................      --          --             8,300
  Minority interest...........................................................      19,887      --            --
                                                                                ----------  -----------  ------------
                                                                                 2,054,105      497,822      394,994
                                                                                ----------  -----------  ------------
COMMITMENTS
SHAREHOLDERS' EQUITY
  Preferred stock, $.01 par value (authorized--1,000,000 shares; no shares
    issued and outstanding)...................................................      --          --            --
  Common stock, $.01 par value (authorized--15,000,000 shares; issued and
    outstanding--3,009,119, 5,922,410 and 6,230,335, respectively)............      16,710       59,224       62,303
  Additional paid-in capital..................................................      --       10,371,302   13,020,141
  Retained earnings (deficit).................................................     478,173    1,096,222   (1,400,421)
  Unearned compensation.......................................................      --          (33,323)      (5,702)
  Foreign currency translation adjustments....................................      (5,154)       5,110       --
                                                                                ----------  -----------  ------------
                                                                                   489,729   11,498,535   11,676,321
                                                                                ----------  -----------  ------------
                                                                                $5,848,838  $15,059,198   $16,020,923
                                                                                ----------  -----------  ------------
                                                                                ----------  -----------  ------------

                  See notes to consolidated financial statements.

                     LEVEL 8 SYSTEMS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                          NINE MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,               SEPTEMBER 30
                                               -------------------------------------  -------------------------
                                                  1993         1994         1995         1995          1996
                                               -----------  -----------  -----------  -----------  ------------
                                                                                             (UNAUDITED)
REVENUE
  Consulting and service.....................  $ 1,312,935  $ 2,574,108  $ 7,060,590  $ 4,572,754  $  6,981,241
  Software...................................      --           896,268    2,257,286    1,700,999     2,243,431
  Other......................................      --           126,226      821,148    1,371,752       561,046
                                               -----------  -----------  -----------  -----------  ------------
                                                 1,312,935    3,596,602   10,139,024    7,645,505     9,785,718
                                               -----------  -----------  -----------  -----------  ------------
COST OF REVENUE
  Consulting and service.....................      809,286    1,428,400    3,571,535    2,208,452     3,462,191
  Software...................................      --           162,090      341,655      248,567     1,688,561
  Other......................................      --           111,927      601,017      780,554       412,146
                                               -----------  -----------  -----------  -----------  ------------
                                                   809,286    1,702,417    4,514,207    3,237,573     5,562,898
                                               -----------  -----------  -----------  -----------  ------------
GROSS MARGIN.................................      503,649    1,894,185    5,624,817    4,407,932     4,222,820
                                               -----------  -----------  -----------  -----------  ------------
OPERATING EXPENSE
  Selling, general and administrative
    expense..................................      532,305    1,173,071    4,205,943    2,962,315     4,870,391
  Amortization of goodwill and service
    contracts acquired.......................      --            54,724      575,095      370,742       479,076
                                               -----------  -----------  -----------  -----------  ------------
                                                   532,305    1,227,795    4,781,038    3,333,057     5,349,467
                                               -----------  -----------  -----------  -----------  ------------
OPERATING INCOME (LOSS) BEFORE LOSS ON SALE
  OF SUBSIDIARY..............................      (28,656)     666,390      843,779    1,074,875    (1,126,647)
LOSS ON SALE OF SUBSIDIARY...................      --           --           --           --          1,484,061
                                               -----------  -----------  -----------  -----------  ------------
OPERATING INCOME (LOSS)......................      (28,656)     666,390      843,779    1,074,875    (2,610,708)
                                               -----------  -----------  -----------  -----------  ------------
OTHER INCOME (EXPENSE)
  Interest income............................      --               677      122,994       53,602       117,014
  Interest expense...........................       (4,056)      (8,720)     (54,733)     (45,724)      (28,049)
  Gain on settlement of accounts payable.....      --            58,330      --           --            --
                                               -----------  -----------  -----------  -----------  ------------
                                                    (4,056)      50,287       68,261        7,878        88,965
                                               -----------  -----------  -----------  -----------  ------------
INCOME (LOSS) BEFORE INCOME TAXES AND
  MINORITY INTEREST..........................      (32,712)     716,677      912,040    1,082,753    (2,521,743)
INCOME TAX EXPENSE (BENEFIT).................      --           133,200      278,700      360,000       (25,100)
                                               -----------  -----------  -----------  -----------  ------------
INCOME (LOSS) BEFORE MINORITY INTEREST.......      (32,712)     583,477      633,340      722,753    (2,496,643)
MINORITY INTEREST IN INCOME OF CONSOLIDATED
  SUBSIDIARY.................................      --            19,887       15,291       15,291       --
                                               -----------  -----------  -----------  -----------  ------------
NET INCOME (LOSS)............................  $   (32,712) $   563,590  $   618,049  $   707,462  $ (2,496,643)
                                               -----------  -----------  -----------  -----------  ------------
                                               -----------  -----------  -----------  -----------  ------------
NET INCOME (LOSS) PER COMMON SHARE...........  $      (.01) $       .15  $       .13  $       .16  $       (.42)
                                               -----------  -----------  -----------  -----------  ------------
                                               -----------  -----------  -----------  -----------  ------------
WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT
  SHARES.....................................    3,839,166    3,839,166    4,777,758    4,396,229     5,985,265
                                               -----------  -----------  -----------  -----------  ------------
                                               -----------  -----------  -----------  -----------  ------------

                See notes to consolidated financial statements.

                     LEVEL 8 SYSTEMS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                                                   FOREIGN
                                                  COMMON STOCK        ADDITIONAL     RETAINED                     CURRENCY
                                              ---------------------    PAID-IN       EARNINGS      UNEARNED      TRANSLATION
                                                SHARES     AMOUNT      CAPITAL      (DEFICIT)    COMPENSATION    ADJUSTMENTS
                                              ----------  ---------  ------------  ------------  -------------  -------------
BALANCE AT DECEMBER 31, 1992................   2,911,863  $      10  $         --  $    (52,705)  $        --     $
  Net loss..................................          --         --            --       (32,712)           --            --
                                              ----------  ---------  ------------  ------------  -------------       ------
BALANCE AT DECEMBER 31, 1993................   2,911,863         10            --       (85,417)           --            --
  Common stock issued.......................      97,256     16,700            --            --            --            --
  Net income................................          --         --            --       563,590            --            --
  Foreign currency translation adjustment...          --         --            --            --            --        (5,154)
                                              ----------  ---------  ------------  ------------  -------------       ------
BALANCE AT DECEMBER 31, 1994................   3,009,119     16,710            --       478,173            --        (5,154)
  Common stock issued.......................      19,801      3,400            --            --            --            --
  Recapitalization..........................          --     10,179       (10,179)           --            --            --
  Common stock issued in connection with the
    Level 8 Technologies acquisition........     525,159      5,252     1,570,225            --            --            --
  Conversion of minority common shares of
    ProfitKey to Level 8 shares.............      91,344        913       273,119            --            --            --
  Common stock issued.......................     394,315      3,943       521,057            --            --            --
  Conversion of loans from related companies
    to equity...............................     471,264      4,713     2,045,287            --            --            --
  Common stock issued in connection with
    initial public offering.................   1,430,000     14,300     5,913,063            --            --            --
  Common stock repurchased..................     (19,801)      (198)       (3,202)           --            --            --
  Exercise of stock options.................       1,209         12           988            --            --            --
  Net income................................          --         --            --       618,049            --            --
  Unearned compensation related to issuance
    of stock options........................          --         --        68,285            --       (68,285)           --
  Adjustment of unearned compensation.......          --         --        (7,341)           --        34,962            --
  Foreign currency translation adjustment...          --         --            --            --            --        10,264
                                              ----------  ---------  ------------  ------------  -------------       ------
BALANCE AT DECEMBER 31, 1995................   5,922,410     59,224    10,371,302     1,096,222       (33,323)        5,110
  Exercise of stock options (unaudited).....      61,125        611        41,565            --            --            --
  Net loss for the nine months ended
    September 30, 1996 (unaudited)..........          --         --            --    (2,496,643)           --            --
  Adjustment of unearned compensation
    (unaudited).............................          --         --            --            --        27,621            --
  Common stock issued (unaudited)...........     246,800      2,468     2,607,274            --            --            --
  Foreign currency translation adjustment
    (unaudited).............................          --         --            --            --            --        (5,110)
                                              ----------  ---------  ------------  ------------  -------------       ------
BALANCE AT SEPTEMBER 30, 1996 (unaudited)...   6,230,335  $  62,303  $ 13,020,141  $ (1,400,421)  $    (5,702)    $      --
                                              ----------  ---------  ------------  ------------  -------------       ------
                                              ----------  ---------  ------------  ------------  -------------       ------


                                                 TOTAL
                                              ------------
BALANCE AT DECEMBER 31, 1992................  $    (52,695)
  Net loss..................................       (32,712)
                                              ------------
BALANCE AT DECEMBER 31, 1993................       (85,407)
  Common stock issued.......................        16,700
  Net income................................       563,590
  Foreign currency translation adjustment...        (5,154)
                                              ------------
BALANCE AT DECEMBER 31, 1994................       489,729
  Common stock issued.......................         3,400
  Recapitalization..........................            --
  Common stock issued in connection with the
    Level 8 Technologies acquisition........     1,575,477
  Conversion of minority common shares of
    ProfitKey to Level 8 shares.............       274,032
  Common stock issued.......................       525,000
  Conversion of loans from related companies
    to equity...............................     2,050,000
  Common stock issued in connection with
    initial public offering.................     5,927,363
  Common stock repurchased..................        (3,400)
  Exercise of stock options.................         1,000
  Net income................................       618,049
  Unearned compensation related to issuance
    of stock options........................            --
  Adjustment of unearned compensation.......        27,621
  Foreign currency translation adjustment...        10,264
                                              ------------
BALANCE AT DECEMBER 31, 1995................    11,498,535
  Exercise of stock options (unaudited).....        42,176
  Net loss for the nine months ended
    September 30, 1996 (unaudited)..........    (2,496,643)
  Adjustment of unearned compensation
    (unaudited).............................        27,621
  Common stock issued (unaudited)...........     2,609,742
  Foreign currency translation adjustment
    (unaudited).............................        (5,110)
                                              ------------
BALANCE AT SEPTEMBER 30, 1996 (unaudited)...  $ 11,676,321
                                              ------------
                                              ------------

                See notes to consolidated financial statements.

                     LEVEL 8 SYSTEMS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                           NINE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,            SEPTEMBER 30
                                                     ---------------------------------  -----------------------
                                                       1993        1994        1995        1995        1996
                                                     ---------  ----------  ----------  ----------  -----------
                                                                                              (UNAUDITED)
OPERATING ACTIVITIES
  Net income (loss)................................  $ (32,712) $  563,590  $  618,049  $  707,462  $(2,496,643)
  Adjustments to reconcile net income (loss) to net
    cash provided (used) by operating activities:
      Depreciation.................................     19,653      35,475     135,942      84,861      138,241
      Amortization.................................     --          68,918     640,646     418,602      798,269
      Loss on sale of subsidiary...................     --          --          --          --        1,484,061
      Tax effect of utilizing deferred tax assets
        that were reserved at date of acquisition..     --         289,700     448,700     355,500       49,600
      Expenses paid by and included in loans from
        related companies..........................     --          13,486      --          --          --
      Minority interest in income of consolidated
        subsidiary.................................     --          19,887      15,291      15,291      --
      Accrued interest income......................     --          --         (45,190)     --          --
      Gain on settlement of accounts payable.......     --         (58,330)     --          --          --
      Deferred income taxes........................     --        (266,700)   (529,700)   (430,300)     166,600
      Gain on sale of automobile...................     --          (2,099)     --          --          --
      Changes in operating assets and liabilities,
        exclusive of those arising from business
        acquisitions and sale:
          Accounts receivable......................    (73,943)    (46,782)    941,612     712,808     (819,696)
          Unbilled revenue and client costs--
            work-in-process........................    (46,885)    156,136      --          --          --
          Income taxes receivable..................     --          --          --          --         (596,299)
          Inventory................................     --         (11,870)    (61,647)    (45,478)     (41,137)
          Prepaid expenses and other assets........      6,885      15,835     (77,789)    (92,994)    (129,667)
          Deposits and deferred costs..............     --          21,193     (19,051)     --          (24,820)
          Accounts payable.........................     13,253    (226,528)   (252,954)   (270,691)     988,071
          Accrued expenses.........................    (16,359)     (4,134)   (282,237)   (302,028)      73,507
          Income taxes payable.....................     --         173,175    (218,307)    (72,219)    (115,417)
          Customer deposits........................     --        (472,086)    (77,185)     10,563       (8,615)
          Deferred revenue.........................     --            (853)     50,757      (6,946)    (105,680)
                                                     ---------  ----------  ----------  ----------  -----------
            Net cash provided (used) by operating
              activities...........................   (130,108)    268,013   1,286,937   1,084,431     (639,625)
                                                     ---------  ----------  ----------  ----------  -----------
INVESTING ACTIVITIES
  Purchases of marketable securities...............     --          --      (1,999,772) (1,999,772)  (2,497,493)
  Redemption of marketable securities..............     --          --          --          --        2,044,962
  Purchases of property and equipment..............     (4,614)    (68,976)   (380,686)   (167,569)    (600,170)
  Software development costs.......................     --         (16,073)   (836,852)   (384,870)  (1,509,331)
  Payments to former shareholders of acquired
    subsidiary.....................................     --          --        (445,056)   (445,056)     --
  Advances to former shareholders of acquired
    subsidiary.....................................     --          --        (294,622)   (294,622)     --
  Payments received on advances to former
    shareholders of acquired subsidiary............     --          --         236,708     225,940      --
  Cost of acquisitions.............................     --      (1,190,956) (2,151,302) (2,118,217)     --
  Cash acquired in acquisitions....................     --       1,439,932       5,669       5,669      --
  Proceeds from sale of subsidiary.................     --          --          --          --          120,000
  Employee (advances) repayments...................    (11,184)      6,401      (9,033)      1,747       21,225
                                                     ---------  ----------  ----------  ----------  -----------
    Net cash provided (used) by investing
      activities...................................    (15,798)    170,328  (5,874,946) (5,176,750)  (2,420,807)
                                                     ---------  ----------  ----------  ----------  -----------

                See notes to consolidated financial statements.

                     LEVEL 8 SYSTEMS, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                                                                                                     NINE MONTHS ENDED
                                                                    YEAR ENDED DECEMBER 31,             SEPTEMBER 30
                                                               ---------------------------------  ------------------------
                                                                 1993       1994        1995         1995         1996
                                                               ---------  ---------  -----------  -----------  -----------
                                                                                                        (UNAUDITED)
FINANCING ACTIVITIES
  Proceeds from issuance of long-term debt...................  $  --      $  --      $    72,095  $    31,912  $   --
  Payments on long-term debt.................................    (17,721)   (34,118)     (82,307)     (60,860)     (45,504)
  Loans from related companies...............................    145,000    195,000    1,513,007    1,513,007      --
  Payments on loans from related companies...................     --         --         (907,325)    (878,519)     (88,162)
  Net proceeds from issuance of common stock.................     --         16,700    6,455,763   6,6,73,498    2,609,742
  Proceeds from exercise of stock options....................     --         --            1,000          889       42,176
  Repurchase of common stock.................................     --         --           (3,400)      (3,400)     --
                                                               ---------  ---------  -----------  -----------  -----------
        Net cash provided by financing activities............    127,279    177,582    7,048,833    7,276,527    2,518,252
                                                               ---------  ---------  -----------  -----------  -----------
EFFECT OF EXCHANGE RATE CHANGES ON CASH......................     --         17,826       (4,620)      16,843       (4,573)
                                                               ---------  ---------  -----------  -----------  -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.........    (18,627)   633,749    2,456,204    3,201,051     (546,753)
CASH AND CASH EQUIVALENTS
  Beginning of year..........................................     76,183     57,556      691,305      691,305    3,147,509
                                                               ---------  ---------  -----------  -----------  -----------
  End of year................................................  $  57,556  $ 691,305  $ 3,147,509  $ 3,892,356  $ 2,600,756
                                                               ---------  ---------  -----------  -----------  -----------
                                                               ---------  ---------  -----------  -----------  -----------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid for interest.....................................  $   4,056  $   8,720  $    54,733  $    35,801  $    28,448
  Cash paid (received) for income taxes......................     --        (63,141)     375,916      493,894      182,660

SUPPLEMENTAL DISCLOSURES OF NONCASH FINANCING AND INVESTING ACTIVITIES

    In 1993, the Company entered into capital lease obligations for the purchase of computer equipment and furniture totaling $8,666.

    The Company acquired companies as follows:

                                                                        1994          1995
                                                                    ------------  ------------
Cost of net assets acquired (Note 2)..............................  $  2,424,275  $  3,575,477
Additional direct costs...........................................       154,669       151,302
Common stock issued...............................................       --         (1,575,477)
Paid directly by parent company (noncash).........................    (1,387,988)      --
                                                                    ------------  ------------
Cash cost of acquisitions.........................................  $  1,190,956  $  2,151,302
                                                                    ------------  ------------
                                                                    ------------  ------------

    In 1995, the Company converted $2,050,000 of loans from related companies into 471,264 shares of common stock.

    In 1996, the Company sold all the businesss of a subsidiary resulting in a loss of $1,484,061 (unaudited) (Note 13).

                See notes to consolidated financial statements.

                     LEVEL 8 SYSTEMS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

    Level 8 Systems, Inc. (Level 8) (formerly Across Data Systems, Inc.) develops and sells proprietary vertical application software packages and provides software consulting and support services to customers located primarily in the United States and Canada. On October 3, 1994, Level 8 acquired 92% (100%- owned at April 3, 1995) of ProfitKey International, Inc. (ProfitKey). ProfitKey provides computer consulting services and sells turnkey manufacturing resource planning (MRP II) and scheduling software packages to manufacturing companies. On October 28, 1994, Level 8 also incorporated a 100%-owned Canadian subsidiary, 3077934 Canada, Inc., which in turn acquired 99% (100%-owned at June 30, 1995) of Bizware Computer Systems (Canada) Inc. (Bizware). Bizware sells software packages that provide cost information used by the petroleum and retail industries to manage and control individual retail outlets and groups of outlets. Effective April 1, 1995, Level 8 acquired 100% of Level 8 Technologies, Inc. (Level 8 Technologies) (formerly Level 8 Systems, Inc.). Level 8 Technologies specializes in transactional messaging middleware and distributed object technology. Level 8 Technologies provides consulting services to the financial services industry and to computer hardware and software providers, and has begun to package portions of its distributed objects for sale to the financial services industry. Consulting services are also provided by the A.S.U. consulting division.

    On July 27, 1995, Across completed an initial public offering of 1,430,000 shares of common stock. Liraz System Ltd. owns approximately 65% of the Company's common stock.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of Level 8, its U.S. subsidiaries, ProfitKey and Level 8 Technologies, and its Canadian subsidiaries, 3077934 Canada, Inc. and Bizware. All financial information of subsidiaries is included from the date of acquisition. All intercompany accounts and transactions are eliminated in consolidation.

UNAUDITED INTERIM FINANCIAL STATEMENTS

    The consolidated financial statements at September 30, 1996, and for the nine months ended September 30, 1995 and 1996 are unaudited. In the opinion of management, all adjustments which are necessary for a fair presentation of the financial position, results of operations and cash flows for the periods covered were made and are of a normal, recurring nature. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year end. The results of the interim periods are not necessarily indicative of the results for the full year.

    Bizware was sold on September 9, 1996. The financial statements for the nine months ended September 30, 1996, include Bizware through the date of sale.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates. The most significant areas which require the use of management's estimates relate to the amortization period for intangible assets, the determination of the allowance for doubtful accounts, and the valuation allowance for deferred tax assets.

                     LEVEL 8 SYSTEMS, INC. AND SUBSIDIARIES

1. DESCRIPTION OF THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
FOREIGN CURRENCY TRANSLATION

    Assets and liabilities of the Canadian subsidiary (Bizware) are translated at the exchange rates in effect at the balance sheet date. Revenue and expenses are translated at the average exchange rates prevailing during the year. Translation adjustments arising from the use of differing exchange rates are included in the foreign currency translation adjustments account in shareholders' equity.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of financial instruments consisting of cash, receivables, long-term debt, and accounts payable approximate their fair values. It is not practicable to determine the fair value of the loans from related companies due to the related party nature of the transactions.

REVENUE RECOGNITION

    The Company recognizes revenue from the sale of software and hardware systems at the time of the installation of the system, provided no significant obligations remain and collection of the resulting receivable is deemed probable. Revenue from add-on hardware sales is recognized when the hardware is shipped to the customer. Revenue related to service contracts is recognized ratably over the terms of the contracts. Consulting and specialized software development revenue is recognized in accordance with the terms of the contract.

CASH EQUIVALENTS AND MARKETABLE SECURITIES

    The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. Investments with original maturities in excess of three months are classified as marketable securities based on the maturity date.

    Marketable securities at December 31, 1995, consisting of U.S. treasury bills, are considered by management to be "held to maturity," and therefore are reported at amortized cost which approximates market value. Marketable securities at September 30, 1996, consist of U.S. government securities, are considered to be "available for sale," and are reported at cost which approximates fair value.

CREDIT RISKS

    The Company maintains cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company does not believe it is exposed to any significant credit risk on cash.

INVENTORY

    Inventory is valued at the lower of cost (first-in, first-out) or market and consists of purchased computers, software and related equipment.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided using straight-line and accelerated methods over the estimated useful lives of the assets, primarily five to seven years.

                     LEVEL 8 SYSTEMS, INC. AND SUBSIDIARIES

1. DESCRIPTION OF THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
EXCESS OF COST OVER NET ASSETS ACQUIRED

    The excess of the purchase price and related costs over the fair value of the net assets of businesses acquired (goodwill) is being amortized on a straight-line basis over ten and seven years for the Bizware and Level 8 acquisitions, respectively. The Company periodically assesses the recoverability of the excess of cost over the net assets acquired by determining whether the amortization of the balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operations. Accumulated amortization of goodwill was $14,512, $445,306, and $632,958 (unaudited) at December 31, 1994 and 1995, and September 30, 1996, respectively.

SERVICE CONTRACTS ACQUIRED

    Service contracts acquired in connection with the acquisition of ProfitKey are amortized over 20 years based on the past history of customer retention for service contracts and the Company's commitment to continually update their product. Upon the cancellation of any service contract acquired, a pro rata portion of the cost is expensed. Accumulated amortization, including termination of service contracts, was $40,212, $185,163, and $226,920 (unaudited) at December 31, 1994 and 1995, and September 30, 1996, respectively.

SOFTWARE DEVELOPMENT COSTS

    The Company capitalizes qualifying software development costs after having established technological feasibility and ends capitalization when the product is available for release to customers, consistent with Statement of Financial Accounting Standards No. 86. The Company amortizes such costs over a three-year period or the expected useful life of the product, whichever is shorter. Development costs which are principally attributable to enhancements and modifications of existing products, and which are expected to provide little or no additional revenue in future periods, are charged to current period operations. Accumulated amortization was $14,394, $-0-, and $264,379 (unaudited) at December 31, 1994 and 1995, and September 30, 1996, respectively. Amortization of in-process software development costs totaling $1,505,169 has not begun as of December 31, 1995.

UNDISTRIBUTED EARNINGS OF FOREIGN SUBSIDIARIES

    It is the intent of management to permanently reinvest the earnings of its foreign subsidiaries. Therefore, no deferred taxes are provided for U.S. taxes on these earnings.

NET INCOME (LOSS) PER COMMON SHARE

    Primary earnings per share is determined by dividing the net income (loss) by the weighted average number of shares of common stock outstanding and dilutive common equivalent shares from stock options and warrants. Prior to the initial public offering, in accordance with Securities and Exchange Commission Regulations, common equivalent shares issued by the Company during the twelve-month period immediately preceding the Company's initial public offering were included in the calculation of shares used in computing net income (loss) per share as if they were outstanding for all periods presented, using the treasury stock method, even if the effect was anti-dilutive.

RECLASSIFICATIONS

    Certain reclassifications were made to the prior period financial statements to present them on a basis comparable with the current period. The reclassifications had no effect on previously reported net income or stockholders' equity.

                     LEVEL 8 SYSTEMS, INC. AND SUBSIDIARIES

2. ACQUISITIONS

    Effective April 1, 1995, the Company purchased all of the stock of Level 8 Technologies Inc. (Level 8 Technologies) for cash of $2,000,000 and 525,159 shares of common stock valued at $1,575,477 ($3.00 per share). Employees and shareholders of Level 8 Technologies also received options to purchase an aggregate of 39,164 shares at $1.37 per share and an aggregate of 116,707 shares at $5.00 per share, respectively. Additional direct costs of the acquisition totaled $132,032. Level 8 Technologies was incorporated and commenced operations on February 24, 1994. The acquisition was accounted for as a purchase and, accordingly, the 1995 consolidated statement of operations includes the results of Level 8 Technologies since the date of acquisition.

    The cost was allocated as follows:

Cash............................................................  $   5,669
Accounts receivable.............................................  1,826,602
Property and equipment..........................................     53,626
Excess of cost over net assets acquired.........................  2,828,391
Accounts payable and accrued expenses...........................   (586,811)
Other liabilities, primarily deferred income taxes..............   (552,000)
                                                                  ---------
Cost of net assets acquired.....................................  $3,575,477
                                                                  ---------
                                                                  ---------

    On October 3, 1994, the Company purchased approximately 93% of the outstanding Class A preferred stock of ProfitKey International, Inc. (ProfitKey) and became its majority shareholder. Subsequent to this transaction, the Company purchased additional common and preferred stock to increase its ownership to approximately 92% of all outstanding stock. The total cash cost of the stock was $1,313,075, plus direct costs of the acquisition of $110,900. Service contracts acquired resulting from the acquisition totaled $2,702,654, including direct costs. This amount was subsequently reduced by $448,700 and $289,700, respectively, which represents the 1995 and 1994 effect of utilizing acquired deferred tax assets for which a valuation allowance had been recognized at the acquisition date. The amount was further reduced by $39,512 in 1995 which represents the pro rata portion of the cancelled service contracts acquired. The Company also entered into an exchange agreement with the remaining preferred shareholders requiring that all outstanding preferred shares (including those owned by the Company) be converted into common shares at specified exchange rates. As of December 31, 1994, all preferred stock was converted into common stock. On April 3, 1995, the minority common shares of ProfitKey were converted into Level 8 shares resulting in 100% ownership by the Company.

    On October 28, 1994, the Company purchased, through a wholly-owned Canadian subsidiary incorporated in 1994, 99% of the stock of Bizware Computer Systems (Canada) Inc. (Bizware) for cash of $1,111,200, plus direct costs of the acquisition of $63,039, and agreed to pay up to an additional $740,800. The additional consideration represented 50% of the gross proceeds Bizware could have received from a customer during the period October 15, 1994 to June 30, 1995. During 1995 and 1994, additional contingent consideration in connection with the Bizware acquisition totaled $311,649 and $211,017, respectively, and increased goodwill. Goodwill resulting from this acquisition totaled $1,208,902 and $879,885 at December 31, 1995 and 1994, respectively, including the additional consideration.

                     LEVEL 8 SYSTEMS, INC. AND SUBSIDIARIES

2. ACQUISITIONS (CONTINUED)
    The ProfitKey and Bizware acquisitions were accounted for as purchases and, accordingly, the 1994 consolidated statement of operations includes the results of operations of these companies since their respective acquisition dates. The purchase price was allocated to the net assets acquired based on their estimated fair market values at the acquisition dates, and the excess to service contracts acquired and to goodwill.

    The assets and liabilities of ProfitKey and Bizware recorded as of the acquisition dates are summarized as follows:

                                                                          PROFITKEY      BIZWARE         TOTAL
                                                                        -------------  ------------  -------------
Cash..................................................................  $     183,368  $  1,256,564  $   1,439,932
Other current assets..................................................        392,394        58,770        451,164
Property and equipment................................................        227,212        37,256        264,468
Software development costs............................................        643,819         6,372        650,191
Excess of cost over net assets acquired...............................       --             625,009        625,009
Service contracts acquired............................................      2,591,754       --           2,591,754
Deposits..............................................................         32,738       --              32,738
Current liabilities...................................................     (2,722,238)     (872,771)    (3,595,009)
Long-term debt........................................................        (35,972)      --             (35,972)
                                                                        -------------  ------------  -------------
Cost of net assets acquired...........................................  $   1,313,075  $  1,111,200  $   2,424,275
                                                                        -------------  ------------  -------------
                                                                        -------------  ------------  -------------

    The following unaudited pro forma financial information shows the results of operations of the Company as if the Level 8 Technologies, ProfitKey, and Bizware acquisitions had all occurred on January 1, 1994. The pro forma information is provided for information purposes only. It is based on historical information and does not necessarily reflect the actual results that would have occurred, nor is it necessarily indicative of future results of operations of the consolidated companies.

                                                                   YEAR ENDED DECEMBER 31,
                                                                 ----------------------------
                                                                     1994           1995
                                                                 -------------  -------------
Revenue........................................................  $  14,722,500  $  12,080,000
Net income.....................................................  $   1,100,900  $     798,200
Net income per common share....................................  $         .29  $         .17
Weighted average common and common equivalent shares...........      3,839,166      4,777,758

                     LEVEL 8 SYSTEMS, INC. AND SUBSIDIARIES

3. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                                                                 DECEMBER 31,
                                                                            ----------------------  SEPTEMBER 30,
                                                                               1994        1995         1996
                                                                            ----------  ----------  -------------
                                                                                                     (UNAUDITED)
Computer equipment........................................................  $  328,474  $  598,169   $   878,582
Furniture.................................................................      33,477      88,921       189,095
Office equipment..........................................................      37,467     111,910       164,954
Leasehold improvements....................................................       2,141      48,236        50,909
                                                                            ----------  ----------  -------------
                                                                               401,559     847,236     1,283,540
Less accumulated depreciation.............................................     114,299     260,355       313,607
                                                                            ----------  ----------  -------------
                                                                            $  287,260  $  586,881   $   969,933
                                                                            ----------  ----------  -------------
                                                                            ----------  ----------  -------------

4. ACCRUED EXPENSES

    Accrued expenses consist of the following:

                                                                                 DECEMBER 31,
                                                                            ----------------------  SEPTEMBER 30,
                                                                               1994        1995         1996
                                                                            ----------  ----------  -------------
                                                                                                     (UNAUDITED)
Accrued compensation......................................................  $  114,092  $  287,418   $   205,455
Accrued consulting and professional fees..................................     105,592      10,994       119,269
Accrued costs of sold subsidiary..........................................      --          --           203,000
Other accrued expenses....................................................     126,046     146,429        90,983
                                                                            ----------  ----------  -------------
                                                                            $  345,730  $  444,841   $   618,707
                                                                            ----------  ----------  -------------
                                                                            ----------  ----------  -------------

5. LONG-TERM DEBT

    Long-term debt consists of various bank and finance company loans, bearing interest at 10.5% to 18.4%, and are collateralized by equipment. Future maturities of long-term debt are as follows: 1996-- $36,131; 1997--$17,771; 1998--$11,399; 1999--$9,193; 2000--$5,612.

6. TRANSACTIONS WITH RELATED COMPANIES

    Loans from Liraz Systems Ltd. (Liraz) and Liraz Export (1990) Ltd. (significant shareholders) totaling $3,528,172 were noninterest bearing through June 30, 1995. On July 1, 1995, the Company converted $2,050,000 of these loans to equity by issuing 471,264 shares of common stock. The Company paid $250,000 on the loan in April 1995 and made an additional payment of $600,000 from the initial public offering proceeds in July 1995.

    The remaining balance owed to Liraz was converted to a note due in equal quarterly installments of $34,810, including interest at 4%. Interest expense on the loan was $12,319 for the year ended December 31, 1995, and $16,290 (unaudited) for the nine months ended September 30, 1996.

                     LEVEL 8 SYSTEMS, INC. AND SUBSIDIARIES

6. TRANSACTIONS WITH RELATED COMPANIES (CONTINUED)
    Future maturities of the loan are as follows:

                             YEAR                                 AMOUNT
                            ------                              ----------
1996..........................................................  $  117,000
1997..........................................................     124,096
1998..........................................................     127,964
1999..........................................................     133,177
2000..........................................................      68,610
                                                                ----------
                                                                $  570,847
                                                                ----------
                                                                ----------

    In December 1995, the Company and Liraz entered into a development agreement for the joint development of certain software for a Microsoft contract obtained in July 1995. Liraz and the Company will each pay 50% of the total project development costs. In exchange for providing 50% of the project development costs, Liraz will receive royalties of 30% of the first $2,000,000 in contract revenue, 20% of the next $1,000,000, and 8% thereafter.

    In addition, the Company and Liraz were awarded an Israel - U.S. Binational Industrial Research and Development Foundation ("BIRD") grant totaling $432,000. The BIRD grant will reimburse up to 50% of the development costs of the above project. Once the products are sold, BIRD will be paid a royalty of 2.5% of related sales in the first year and 5% in subsequent years until BIRD has recovered 110% to 150% (depending on the elapsed time) of its payments. The Company estimates its 50% share of the total project development costs to be $600,000 before reimbursement of the BIRD Funds of $216,000. The Company is capitalizing the software development costs associated with the project and will reduce the capitalized costs by any grant funds received from BIRD. No funds were received as of December 31, 1995. As of September 30, 1996, the Company had capitalized approximately $334,700 (unaudited) before reimbursement of BIRD funds totaling approximately $48,300 (unaudited).

7. PREFERRED STOCK, COMMON STOCK, UNEARNED COMPENSATION, STOCK OPTIONS, AND WARRANTS

PREFERRED STOCK

    On May 31, 1995, the Board of Directors and on June 16, 1995, the shareholders authorized the Company to issue up to 1,000,000 shares of preferred stock, $.01 par value. No shares are issued or outstanding.

COMMON STOCK

    On March 10, 1995, the Board of Directors and shareholders voted to change the no par value common stock to $.01 par value, to increase the authorized common stock from 200 shares to 8,000,000 shares, and to declare a stock split resulting in the issuance of 200,000 shares for each share outstanding at the time. On May 12, 1995, the Board of Directors authorized a 1.45593157 to 1 common stock split. Accordingly, all share information was retroactively adjusted to reflect the recapitalization and stock splits. On May 31, 1995, the Board of Directors and on June 16, 1995, the shareholders approved an increase in the authorized shares of common stock from 8,000,000 shares to 15,000,000 shares.

    On April 3, 1995, minority common shares of ProfitKey totaling 1,254,725 were converted into 91,344 common shares of Level 8 at an exchange rate of 13.74 shares of ProfitKey stock for one share of Level 8

                     LEVEL 8 SYSTEMS, INC. AND SUBSIDIARIES

7. PREFERRED STOCK, COMMON STOCK, UNEARNED COMPENSATION, STOCK OPTIONS, AND WARRANTS (CONTINUED)
stock. The effect of the conversion increased service contracts acquired by $238,854, common stock by $913 and additional paid-in capital by $273,119, and reduced minority interest by $35,178.

    On July 27, 1995, the Company completed its public offering of 1,430,000 shares (including 30,000 shares sold pursuant to the underwriter's exercise of its over-allotment option) at a price of $5.50 per share. The proceeds from the initial public offering totaled $7,865,000 before expenses of $1,937,637.

    In July 1996, the Company sold 246,800 shares of common stock to Candle Corporation at $11.00 per share (before costs of sale of $.43 per share).

UNEARNED COMPENSATION

    Unearned compensation relates to stock options issued to employees and represents the difference between the fair market value of the stock at the grant date and the price to be paid by the officer or employee. The original amount of unearned compensation was $68,285. Compensation is recognized as an expense over the period the employee performs related services. Compensation expense was $27,621 for the year ended December 31, 1995, and $18,414 (unaudited) and $27,621 (unaudited) for the nine months ended September 30, 1995 and 1996.

STOCK OPTIONS

    On February 2, 1995, the Company adopted the 1995 Stock Incentive Plan, which permits the issuance of incentive and nonstatutory stock options, stock appreciation rights, performance shares, and restricted and unrestricted stock to employees, officers, directors, consultants and advisors. The Plan reserves 900,000 shares of common stock for grant and provides that the term of each award be determined by the Board of Directors.

    Under the terms of the Plan, the exercise price of the incentive stock options may not be less than the fair market value of the stock on the date of the award, and the options are exercisable for a period not to exceed five years from date of grant. Stock appreciation rights entitle the recipients to receive the excess of the fair market value of the Company's stock on the exercise date, as determined by the Board of Directors, over the fair market value on the date of grant. Performance shares entitle recipients to acquire Company stock upon the attainment of specific performance goals set by the Board of Directors. Restricted stock entitles recipients to acquire Company stock subject to the right of the Company to repurchase the shares in the event conditions specified by the Board are not satisfied prior to the end of the restriction period. The Board may also grant unrestricted stock to participants at a cost not less than 85% of fair market value on the date of sale.

                     LEVEL 8 SYSTEMS, INC. AND SUBSIDIARIES

7. PREFERRED STOCK, COMMON STOCK, UNEARNED COMPENSATION, STOCK OPTIONS, AND WARRANTS (CONTINUED)
    Stock option activity during the year ended December 31, 1995, was as follows:

                                                                           OPTION PRICE PER
                                                               OPTIONS           SHARE
                                                              ---------  ---------------------
Options outstanding at December 31, 1994....................     --               --
Granted.....................................................    432,459      $  .69--$6.60
ProfitKey options converted.................................     72,742          $.69
Exercised...................................................     (1,209)         $.69
Terminated..................................................    (14,314) $       .69--$1.37
                                                              ---------
Options outstanding at December 31, 1995....................    489,678  $       .69--$6.60
                                                              ---------
                                                              ---------
Options exercisable at December 31, 1995, totaled 119,759.

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ACCOUNTING FOR STOCK-BASED COMPENSATION, which encourages, but does not require, a fair value based method of accounting for employee stock options. As permitted under the new standard, the Company will continue to account for employee stock options under APB No.
25. The proforma disclosures required by this standard will be adopted for the year ending December 31, 1996.

STOCK WARRANTS

    In connection with the renegotiation of ProfitKey's bank loan in 1992, warrants were issued to the bank to purchase 85,000 shares of ProfitKey's common stock at a price of $.50 per share. On April 3, 1995, the warrants were converted into 6,188 Level 8 stock warrants at an exchange rate of 13.74 ProfitKey stock warrants for one Level 8 stock warrant. The warrants are exercisable at $6.87 per share and expire on March 31, 1997.

    In connection with the initial public offering, the Company sold 140,000 warrants to the underwriter for $140. These warrants are exercisable for four years, commencing one year from the effective date of the initial public offering, at an exercise price of $7.425 per share.

                     LEVEL 8 SYSTEMS, INC. AND SUBSIDIARIES

8. INCOME TAXES

    Income tax expense (benefit) consists of the following:

                                                                                                 NINE MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,             SEPTEMBER 30,
                                                         -----------------------------------  ------------------------
                                                            1993        1994        1995         1995         1996
                                                         ----------  ----------  -----------  -----------  -----------
                                                                                                    (UNAUDITED)
Current:
  Federal..............................................  $   --      $   --      $   320,600  $   161,900  $  (119,400)
  State................................................      --          20,000       60,000       52,000      (21,100)
  Foreign..............................................      --          90,200      (20,900)      31,400     (100,800)
                                                         ----------  ----------  -----------  -----------  -----------
                                                             --         110,200      359,700      245,300     (241,300)
                                                         ----------  ----------  -----------  -----------  -----------
Deferred:
  Federal..............................................      --           4,800     (141,100)      89,100      256,000
  State................................................      --          18,200      (24,900)      25,600       45,200
                                                             --          --           85,000      --           (85,000)
                                                         ----------  ----------  -----------  -----------  -----------
                                                             --          23,000      (81,000)     114,700      216,200
                                                         ----------  ----------  -----------  -----------  -----------
                                                         $   --      $  133,200  $   278,700  $   360,000  $   (25,100)
                                                         ----------  ----------  -----------  -----------  -----------
                                                         ----------  ----------  -----------  -----------  -----------

    Income tax expense (benefit) computed at the statutory federal income tax rate is as follows:

                                                                                                 NINE MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,             SEPTEMBER 30,
                                                         -----------------------------------  ------------------------
                                                            1993        1994        1995         1995         1996
                                                         ----------  ----------  -----------  -----------  -----------
                                                                                                    (UNAUDITED)
Tax at statutory federal rate--34%.....................  $  (11,100) $  243,600  $   310,100  $   368,100  $  (857,400)
State taxes............................................      --         (19,700)      17,900       45,300       23,000
Effect of foreign tax rates and credits................      --         (40,400)    (126,100)    (137,700)     (61,800)
Change in deferred tax asset valuation allowance.......      --          --         (129,000)     (46,400)     177,200
Net operating loss carryforward not recognized
  (utilized) for financial statement purposes..........      11,100     (87,700)     --           --            42,200
Rate differences.......................................      --          19,600       38,800      --           --
Nondeductible goodwill amortization....................      --          13,900      159,100      102,500      136,500
Nondeductible loss on sale of foreign subsidiary.......      --          --          --           --           487,100
Other..................................................      --           3,900        7,900       28,200       28,100
                                                         ----------  ----------  -----------  -----------  -----------
Income tax expense (benefit)...........................  $   --      $  133,200  $   278,700  $   360,000  $   (25,100)
                                                         ----------  ----------  -----------  -----------  -----------
                                                         ----------  ----------  -----------  -----------  -----------

                     LEVEL 8 SYSTEMS, INC. AND SUBSIDIARIES

8. INCOME TAXES (CONTINUED)
    Significant components of the net deferred tax asset (liability) are as follows:

                                                              DECEMBER 31,
                                           --------------------------------------------------
                                                     1994                      1995               SEPTEMBER 30, 1996
                                           ------------------------  ------------------------  ------------------------
                                             CURRENT     LONG-TERM     CURRENT     LONG-TERM     CURRENT     LONG-TERM
                                           -----------  -----------  -----------  -----------  -----------  -----------
                                                                                                     (UNAUDITED)
Deferred tax assets:
  Allowance for uncollectible accounts
    receivable...........................  $     7,400  $   --       $    22,600  $   --       $    63,600  $   --
  Accrued expenses not currently
    deductible for tax purposes..........      100,200      --            63,300      --            76,600      --
  Deferred revenue.......................      497,500      --           451,200      --           445,700      --
  Net operating loss carryforwards.......      115,600      405,400       35,200      370,200       35,200      334,800
  Unearned compensation..................      --           --           --            11,000      --            22,000
  Depreciation and amortization..........       10,500      --           --           --           --           --
  Amounts not currently deductible due to
    filing cash basis tax return.........       43,400      --           --           --           --           --
                                           -----------  -----------  -----------  -----------  -----------  -----------
                                               774,600      405,400      572,300      381,200      621,100      356,800
                                           -----------  -----------  -----------  -----------  -----------  -----------
Deferred tax liabilities:
  Depreciation and amortization..........      --           --           (39,200)     (98,300)     --          (356,900)
  Change from cash to accrual basis......      --           --          (265,100)     (12,900)     (82,500)      (8,200)
  Amounts not currently taxable due to
    filing cash basis tax return.........      (69,200)     --           --           --           --           --
                                           -----------  -----------  -----------  -----------  -----------  -----------
                                               (69,200)     --          (304,300)    (111,200)     (82,500)    (365,100)
                                           -----------  -----------  -----------  -----------  -----------  -----------
Deferred tax asset valuation allowance...     (438,700)    (405,400)     --          (243,600)    (452,100)     --
                                           -----------  -----------  -----------  -----------  -----------  -----------
Net deferred tax asset (liability).......  $   266,700  $   --       $   268,000  $    26,400  $    86,500  $    (8,300)
                                           -----------  -----------  -----------  -----------  -----------  -----------
                                           -----------  -----------  -----------  -----------  -----------  -----------

    No provision has been made for U.S. taxes on approximately $794,000 of undistributed earnings of its foreign subsidiary as those earnings are considered to be reinvested in the subsidiary's operations. It is not practical to estimate the tax that might be payable on the eventual remittance of such earnings.

    At December 31, 1995, the Company has approximately $987,000 of net deferred timing differences from the ProfitKey acquisition. If future tax benefits of these deferred timing differences are realized, the tax benefit of approximately $400,000 will be used to reduce the goodwill resulting from this acquisition.

    At December 31, 1995, the Company has approximate net operating loss carryforwards of $1,014,000 from the acquisition of ProfitKey, which may be applied against future taxable income. Under Internal Revenue Code Section 382, as a result of the change in controlling interest of ProfitKey, the Company's ability to utilize these acquired net operating loss carryforwards is limited to approximately $88,000 each year. The carryforwards are cumulative if not utilized each year and expire primarily in the year 2008.

                     LEVEL 8 SYSTEMS, INC. AND SUBSIDIARIES

9. OPERATING LEASES

    The Company leases its office facilities under four operating leases expiring through November 2000. The leases provide for base monthly rents totaling approximately $29,200 plus an adjustment based on the increase in operating expenses or lessor's property taxes over the base amounts, as defined in the leases. One lease contains a three-year renewal option at a rent to be determined by the parties and another lease contains an option to renew for an additional five years.

    Rent expense was approximately $36,700, $80,100, $271,900, $231,100
(unaudited) and $337,300 (unaudited) for the years ended December 31, 1993, 1994, and 1995, and the nine months ended September 30, 1995 and 1996, respectively.

    Approximate future minimum lease payments are as follows:

YEAR                                                              AMOUNT
--------------------------------------------------------------  ----------
1996..........................................................  $  336,900
1997..........................................................     136,300
1998..........................................................     123,700
1999..........................................................     123,700
2000..........................................................     123,600
Thereafter....................................................      20,600
                                                                ----------
                                                                $  864,800
                                                                ----------
                                                                ----------

10. GAIN ON SETTLEMENT OF ACCOUNTS PAYABLE

    In 1994, the Company agreed to settle various vendor claims totaling $129,366 for $71,036. These settlements resulted in a gain on the settlement of accounts payable of $58,330.

11. SIGNIFICANT CUSTOMERS

    Information regarding revenue from significant customers is as follows:

                                                                             NINE MONTHS ENDED
                                              YEARS ENDED DECEMBER 31,         SEPTEMBER 30,
                                           -------------------------------  --------------------
                                             1993       1994       1995       1995       1996
                                           ---------  ---------  ---------  ---------  ---------
                                                                                (UNAUDITED)
Customer A...............................      60.1%      24.0%     --         --         --
Customer B...............................     --          11.8%     --         --         --
Customer C...............................     --         --         --          10.0%     --
Customer D...............................     --         --         --         --          13.4%

12. FOREIGN OPERATIONS

    The Company's foreign operations consist of the operations of Bizware, a Canadian subsidiary, acquired October 28, 1994. All Bizware sales were to customers located in North America. Financial

                     LEVEL 8 SYSTEMS, INC. AND SUBSIDIARIES

12. FOREIGN OPERATIONS (CONTINUED)
information as of and for the years ended December 31, 1993, 1994, and 1995 and as of and for the periods ended September 30, 1995 and 1996, is as follows:

                                                                                           NINE MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                                                  -----------------------------------  --------------------------
                                                    1993        1994         1995          1995          1996
                                                  ---------  ----------  ------------  ------------  ------------
                                                                                              (UNAUDITED)
Revenues........................................  $  --      $  565,400  $  1,405,900  $  1,192,900  $    351,000
Operating income................................     --         378,200       581,900       521,100      (357,000)
Identifiable assets.............................     --         309,000       706,600       661,800       --

13. SUBSEQUENT EVENTS

SALE OF SUBSIDIARY--BIZWARE

    On September 9, 1996, the Company sold Bizware for $230,000, resulting in a loss on the sale of the subsidiary of $1,484,601. The sales price consisted of $120,000 in cash and a $110,000 receivable due in six equal monthly installments through March 1997. In connection with the sale, the Company wrote off goodwill of $997,027, software development costs of $479,961, property and equipment of $78,877, and other costs were accrued or expended in connection with the sale totaling $158,196.

EMPLOYEE BENEFIT PLAN

    The Company adopted a 401(k) retirement plan for qualified employees. The Company has not made any contributions to the plan.

EMPLOYMENT AGREEMENTS


    The Company signed employment agreements with four officers of the Company for salaries totaling $475,000 annually through May 1998, plus performance bonuses for three of the officers. Also, options for 250,000 shares of common stock were issued to the President of the Company on November 8, 1996.

INSIDE BACK PAGE

               [DIAGRAM SHOWING LEVEL 8 SOFTWARE ENVIRONMENT AND
           COLOR CODED TO SHOW AREAS IN WHICH LEVEL 8 IS OPERATING.]

---------------------------------------------
                                   ---------------------------------------------
---------------------------------------------
                                   ---------------------------------------------

    NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATES AS OF WHICH SUCH INFORMATION IS FURNISHED.

                            ------------------------

                               TABLE OF CONTENTS


                                                       PAGE
                                                     ---------
Prospectus Summary.................................          3
Risk Factors.......................................          6
Use of Proceeds....................................         11
Market Price of Common Stock and Dividend Policy...         11
Capitalization.....................................         12
Pro Forma Selected Consolidated Statements of
  Operations.......................................         13
Selected Consolidated Financial Data...............         16
Management's Discussion and Analysis of Financial
  Condition and Results of
  Operations.......................................         17
Business...........................................         21
Management.........................................         28
Certain Relationships and Related
  Transactions.....................................         34
Principal and Selling Shareholders.................         36
Shares Eligible for Future Sale....................         38
Description of Securities..........................         40
Underwriting.......................................         42
Legal Matters......................................         44
Experts............................................         44
Special Note Regarding Forward-Looking
  Statements.......................................         44
Available Information..............................         44
Glossary...........................................         45
Index to Financial Statements......................        F-1


                            ------------------------


                                1,100,000 SHARES


                                     [LOGO]

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------


                              HAMPSHIRE SECURITIES
                                  CORPORATION
                               DECEMBER 17, 1996


---------------------------------------------
                                   ---------------------------------------------
---------------------------------------------
                                   ---------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


    The following table sets forth all expenses (other than Underwriters' expenses and discounts and commissions) in connection with the sale and distribution of the securities being registered in the offering described in this Registration Statement, all of which are payable by the Company. All amounts shown are estimates except the Securities and Exchange Commission registration fee and the NASD registration fee:



Securities and Exchange Commission registration fee............  $    4,850
National Association of Securities Dealers, Inc. registration
  fee..........................................................      13,961
Legal fees and expenses........................................     120,000
Blue Sky fees and expenses.....................................       6,000
Printing and engraving expenses................................      70,000
Transfer agent and registrar fees..............................      10,000
Marketing expenses.............................................     100,000
Consulting fees................................................      50,000
Performance bonuses............................................     150,000
Miscellaneous..................................................      45,189
                                                                 ----------
    Total......................................................  $  570,000
                                                                 ----------


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Under the Underwriting Agreement filed as an exhibit to the Registration Statement, the Underwriters are obligated under certain circumstances to indemnify certain controlling persons of the Company against certain liabilities, including liabilities under the Securities Act of 1933.

    The Amended Certificate of Incorporation provides that a director of the Company shall not be liable to the Company or its shareholders for damages for any breach of duty in such capacity except for: (i) liability if a judgment or other final adjudication adverse to a director establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the director personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that the director's acts violated Section 719 of New York Business Corporation law, or (ii) liability for any act or omission prior to the adoption of the indemnification provision in the Certificate of Incorporation.

    The Company's Bylaws further provide for indemnification of directors and officers of the Company to the fullest extent permitted by New York law. Section 722 of the New York Business Corporation Law provides, in substance, that New York corporations may indemnify their directors and officers in connection with actions or proceedings (other than one by or in the right of the corporation to procure a judgment in its favor) brought against such directors or officers, including actions brought against such directors or officers by or in the right of any other corporation, by reason of the fact that they are or were such directors or officers, against judgments, fines, amounts paid in settlement and reasonable expenses.

    Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    The following information reflects sales by the Company of unregistered securities within the past three years and reflects a 1.45593157 to 1 stock split. The issuances by the Registrant of the securities sold in the transactions referenced below were not registered under the 1933 Act in reliance on the exemption in Section 4(2) of the 1933 Act.

    1. On or about December 31, 1994, the Company sold to its president and chief executive officer and to the three senior executives of one of the Company's principal business units an aggregate of 117,058 shares of Common Stock for approximately $.17 a share.

    2. On March 29, 1995, the Company sold to eight senior executives of Liraz Systems Ltd., the Company's parent, an aggregate of 30,331 shares of Common Stock for approximately $.82 a share.

    3. On March 30, 1995, the Company sold to Liraz Systems Ltd. 363,983 shares of Common Stock for approximately $1.37 a share.

    4. Effective April 1, 1995, the Company issued to the eight shareholders of Level 8 Systems, Inc. (two of whom became senior executives and directors of the Company, and the remainder of whom are otherwise sophisticated investors) an aggregate of 525,159 shares of Common Stock as partial consideration for the Company's acquisition of Level 8 Systems, Inc.

    5. On April 3, 1995, the Company issued to the 41 former minority shareholders of ProfitKey International, Inc. (substantially all of whom are employees or former employees, or family members of employees or former employees, of ProfitKey International, Inc.), one of the Company's principal business units, an aggregate of 91,344 shares of Common Stock pursuant to the merger of ProfitKey International, Inc. with a subsidiary of the Company.

    6. On July 26, 1996, the Registrant sold to Candle Corporation 246,800 shares of Common Stock for $11.00 per share.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits:


EXHIBIT NO.                                         DESCRIPTION OF EXHIBIT
-----------  -----------------------------------------------------------------------------------------------------

     1.1     Form of Underwriting Agreement. (1)

     2.1     Agreement of Sale of Asset, effective September 9, 1996, between Bizware and 3203174 Canada, Inc. (2)

     3.1     Restated Certificate of Incorporation of Registrant, as amended. (1)

     3.2     By-Laws of Registrant. (3)

     5.1     Opinion of Proskauer Rose Goetz & Mendelsohn LLP as to the legality of the securities being registered.

    10.1     1995 Stock Incentive Plan, as amended. (1)

    10.2     Stock Purchase Warrant issued by ProfitKey to Fleet Bank-NH for 85,000 shares of common stock of
               ProfitKey dated January 28, 1992. (3)

    10.3     Letter of agreement, dated May 14, 1993, between Fleet Bank-NH and ProfitKey. (3)

    10.4     Consulting Services Agreement, dated March 17, 1994, between Norwest Technical Services, Inc. and
               Level 8. (3)

    10.5     Letter of Engagement, dated August 16, 1994, between Norwest Mortgage, Inc. and Level 8. (3)

    10.6     Stock Purchase Agreement, dated September 28, 1994 among Liraz, R.W. Allsop & Associates II, L.P.,
               HLM Partners, L.P., Kitty Hawk Capital, Ltd. and the United States Small Business Administration.
               (3)

    10.7     Amendment to Stock Purchase Agreement, dated September 29, 1994 among Liraz, R.W. Allsop & Associates
               II, L.P., HLM Partners, L.P., Kitty Hawk Capital, Ltd. and the United States Small Business
               Administration. (3)

    10.8     Letter Agreement, dated February 19, 1995, between Bizware and Joel Leonoff. (3)

    10.9     Software Acquisition Agreement dated February 23, 1995 among SASI, Bizware and Registrant. (3)

    10.10    Service Agreement, dated March 31, 1995, between Level 8 and Transaction Information Systems, Inc.
               (3)

    10.11    Form of Amended and Restated Contribution Agreement, effective April 1, 1995, among Registrant and the shareholders of Level 8. (3)

    10.12    Amended and Restated Employment Agreement, dated November 8, 1996, among the Company, Level 8 and
               Samuel Somech.

    10.13    Consulting Agreement, dated April 4, 1995, among Bizware and Daimin Investments Ltd. (3).

    10.14    Employment Agreement, dated May 1, 1995, between Registrant and Arie Kilman (3).

    10.14A   Amendment to Employment Agreement, dated as of September 18, 1996, between Registrant and Arie
               Kilman. (1)

EXHIBIT NO.                                         DESCRIPTION OF EXHIBIT
-----------  -----------------------------------------------------------------------------------------------------
    10.14B   Amendment No. 2 to Employment Agreement, dated as of December 16, 1996, between Registrant and Arie
               Kilman.

    10.15    Employment Agreement, dated May 1, 1995, between Registrant and Robert R. MacDonald (3).

    10.15A   Amendment to Employment Agreement, dated February 21, 1996, between Registrant and Robert R.
               MacDonald. (1)

    10.15B   Amendment to Employment Agreement, dated as of July 30, 1996, by and between Registrant and Robert R.
               MacDonald. (1)

    10.16    Employment Agreement, dated May 1, 1995, between Registrant and
               Joseph J. Di Zazzo (2).

    10.16A   Amendment to Employment Agreement, dated as of October 23, 1996, between Registrant and Joseph J. Di
               Zazzo. (1)

    10.17    Agreement between AD/Ventures and Liraz Export Systems Ltd. (3).

    10.18    Standard Program Product License Agreement of ProfitKey (3).

    10.19    Standard Computer Hardware Purchase Agreement of ProfitKey (3).

    10.20    Standard Software License Agreement of Bizware and Standard Escrow Agreement (3).

    10.21    Agreement, dated June 13, 1995, between Registrant and Liraz (3).

    10.22    Registration Rights Agreement, dated June 13, 1995 between Registrant and Liraz (3).

    10.23    Agreement of Purchase and Sale, dated October 28, 1994, among Joel Leonoff, Russell Rothstein,
               Mitchell Wasserman, Daimin Investments Ltd., 2993031 Canada Inc., 2962594 Canada Inc., 3077934
               Canada Inc., and Bizware Computer Systems (Canada) Inc. (3).

    10.24    Addendum, dated February 14, 1995, among Joel Leonoff, Russell Rothstein, Mitchell Wasserman, Daimin
               Investments Ltd., 2993031 Canada Inc., 2962594 Canada Inc., 3077934 Canada Inc., and Bizware
               Computer Systems (Canada) Inc. (3).

    10.25    Form of Warrant Agreement between the Registrant and Hampshire Securities Corporation for 135,000
               shares of common stock (3).

    10.26    Form of Loan Agreement, dated June       , 1995, between Registrant and Liraz regarding Registrant's agreement to repay the principal amount of $1,228,172 (3).

    10.27    Form of Loan Agreement, dated            , 1995, between Registrant and Liraz regarding Registrant's agreement to repay the principal amount of $628,172 (3).

    10.28    Form of exchange agreement dated , 1995, between Registrant and Liraz (3).

    10.29    Consulting Agreement, dated May 15, 1995, between Registrant and Nellcor Incorporated (3).

EXHIBIT NO.                                         DESCRIPTION OF EXHIBIT
-----------  -----------------------------------------------------------------------------------------------------
    10.30    Stock Purchase Agreement, dated September 9, 1994, by and among Liraz Systems, Ltd., Richard T. Lilly and the other individuals whose names appear on the signature page thereto (3).

    10.31    Exchange Agreement, dated September    , 1994, between Liraz and the individuals whose names appear on the signature page thereto (3).

    10.32    Stock Purchase Agreement, dated October 17, 1994, by and among Liraz and Gary E. Frashier (3).

    10.33    Stock Purchase Agreement, dated October , 1994, by and among Liraz and William Dockins (3).

    10.34    Stock Purchase Agreement, dated October 24, 1994, by and among Liraz and Alfred L. Whiting (3).

    10.35    Certificate of Ownership and Merger of PK Holdings Inc., into ProfitKey International Inc., dated
               March 30, 1995 (3).

    10.36    Development Agreement, dated July 17, 1995, between Microsoft Corporation and
               Level 8 (3).

    10.37    Letter Agreement, dated June 1, 1995, from Visa International Service Association to
               Level 8 (3).

    10.38    Development Agreement, dated December 19, 1995, between Liraz and Level 8. (4)

    10.39    Development Agreement, dated October 23, 1995, between Liraz and ProfitKey. (4)

    10.40    Product Purchase Agreement, dated August 30, 1996, between Candle Corporation and Level 8. (1)

    10.41    Investment Agreement, dated July 26, 1996, among Registrant, Liraz and Candle Corporation. (1)

    10.42    Candle Corporation Software Agency Agreement, dated October 7, 1996, between Candle Corporation and
               Level 8. (1)

    10.43    IBM Licensing Agreement: NT Client Bridge, dated February 28, 1996, by and between International
               Business Machines and Level 8. (1)

    10.44    Letter of Intent, dated July 25, 1996, among Candle Corporation, Registrant and Level 8. (1)

EXHIBIT NO.                                         DESCRIPTION OF EXHIBIT
-----------  -----------------------------------------------------------------------------------------------------
    10.45    Form of Warrant Agreement between the Registrant and Hampshire Securities Corporation for 100,000
               shares of common stock. (1)

    10.46    Letter Agreement, dated December 16, 1996, between the Company and Hampshire Securities Corporation, relating to the Outstanding Warrants.

    11.1     Statement re: computation of per share income (loss). (1)

    21.1     List of Subsidiaries of the Company. (1)

    23.1     Consent of Lurie, Besikof, Lapidus & Co., LLP.

    24.1     Powers of Attorney. (1)


------------------------

(1) Previously filed.

(2) Previously filed and incorporated herein by reference from the Registrant's Form 8-K dated September 9, 1996 (File No. 0-26392).

(3) Previously filed and incorporated herein by reference from the Registrant's Registration Statement on Form S-1 (File No. 33-92230) as declared effective on July 27, 1995.

(4) Previously filed and incorporated herein by reference from the Registrant's Form 10-K for the fiscal year ended December 31, 1995 (File No. 0-26392).

    (b)  Financial Statement Schedules:

    The following schedules are filed as part of this Registration Statement, but not included in the Prospectus:

    Schedule II Valuation and Qualifying Accounts

    Schedules not listed above have been omitted because they are not applicable or are not required or the information required to be set forth therein is included in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

    A. UNDERTAKING IN RESPECT OF RULE 415 OFFERING.

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

    (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    B. UNDERTAKING IN RESPECT OF INDEMNIFICATION.


    Insofar as indemnification for liabilities arising under the Securities Act of 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                                                     SCHEDULE II

                     LEVEL 8 SYSTEMS, INC. AND SUBSIDIARIES
                       VALUATION AND QUALIFYING ACCOUNTS

                                                                                 COLUMN C
                                                                         ------------------------
                                                                                ADDITIONS
                                                             COLUMN B    ------------------------                COLUMN E
                                                            -----------               CHARGED TO    COLUMN D    ----------
                         COLUMN A                           BALANCE AT   CHARGED TO      OTHER     -----------   BALANCE
----------------------------------------------------------   BEGINNING    COSTS AND    ACCOUNTS-   DEDUCTIONS-  AT END OF
                       DESCRIPTION                           OF PERIOD    EXPENSES    DESCRIBE(1)  DESCRIBE(2)    PERIOD
----------------------------------------------------------  -----------  -----------  -----------  -----------  ----------
Year ended December 31, 1993
Deducted from asset accounts:
  Allowance for doubtful accounts                            $      --    $      --    $      --    $      --   $       --
                                                            -----------  -----------  -----------  -----------  ----------
                                                            -----------  -----------  -----------  -----------  ----------
Year ended December 31, 1994
Deducted from asset accounts:
  Allowance for doubtful accounts.........................   $      --    $  39,319    $ 102,286    $ (85,605)  $   56,000
                                                            -----------  -----------  -----------  -----------  ----------
                                                            -----------  -----------  -----------  -----------  ----------
Year ended December 31, 1995
Deducted from asset accounts:
  Allowance for doubtful accounts.........................   $  56,000    $  96,613    $      --    $ (77,613)  $   75,000
                                                            -----------  -----------  -----------  -----------  ----------
                                                            -----------  -----------  -----------  -----------  ----------
Nine months ended September 30, 1996
Deducted from asset accounts:
  Allowance for doubtful accounts.........................   $  75,000    $ 112,937    $      --    $ (28,937)  $  159,000
                                                            -----------  -----------  -----------  -----------  ----------
                                                            -----------  -----------  -----------  -----------  ----------

------------------------

(1) Allowance for doubtful accounts acquired in connection with ProfitKey International, Inc. and Bizware Computer Systems (Canada) Inc.

(2) Uncollectible accounts written off, net of recoveries.

                               INDEX TO EXHIBITS


EXHIBIT NO.  DESCRIPTION OF EXHIBIT                                                                             PAGES
-----------  ----------------------------------------------------------------------------------------------     -----

   5.1       Opinion of Proskauer Rose Goetz & Mendelsohn LLP as to the legality of the securities being registered.

  10.12      Amended and Restated Employment Agreement, dated November 8, 1996, among the Company, Level 8 and Samuel Somech.

  10.14B     Amendment No. 2 to Employment Agreement, dated as of December 16, 1996, between Registrant and
             Arie Kilman.

  10.46      Letter Agreement, dated December 16, 1996, between the Company and Hampshire Securities
             Corporation, relating to the Outstanding Warrants.

  23.1       Consent of Lurie, Besikof, Lapidus & Co., LLP.